As filed with the Securities and Exchange Commission on November 29, 2000
                                                 Registration No.  333- _____

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549
                           ________________________
                                  FORM SB-2
                            REGISTRATION STATEMENT
                                   UNDER THE
                            SECURITIES ACT OF 1933
                           _________________________
                           DATAWORLD SOLUTIONS, INC.
                (Name of Small Business Issuer in Its Charter)
         Delaware                             5065                   11-2816128
(State or Other Jurisdiction      (Primary Standard Industrial  (I.R.S. Employer
of Incorporation or Organization) Classification Code Number)    Identification
                                                                 Number)
                               920 Conklin Street
                            Farmingdale, New York 11735
                             Telephone : (631) 293-1610
            (Address and Telephone Number of Principal Executive Offices)
(Address of Principal Place of Business or Intended Principal Place of Business)
                             _________________________
                                  Daniel McPhee
                              Chief Executive Officer
                             DATAWORLD SOLUTIONS, INC.
                                920 Conklin Street
                            Farmingdale, New York 11735
                             Telephone: (631) 293-1610
            (Name, Address and Telephone Number of Agent for Service)
                             _________________________
                    Copies of all communications and notices to:

                               Ronald A. Fleming, Jr.
                        Winthrop, Stimson, Putnam & Roberts
                               One Battery Park Plaza
                              New York, New York 10004
                             Telephone:  (212) 858-1000
                            Telecopier:  (212) 858-1500



Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

If this form is a post-effective amendment pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:


                         CALCULATION OF REGISTRATION FEE


                                                                     Proposed Maximum  Proposed Maximum
                                                     Amount to be    Offering Price    Aggregate Offering   Amount of
Title of Each Class of Securities to be Registered   Registered (1)  per Share (2)     Price (2)           Registration Fee

Common Stock, par value $.001 per share              22,743,871      $.4025            $9,154,408          $ 2,417




(1)	For purposes of estimating the number of shares of our common stock to be included in this registration statement, we included (where applicable, without regard to any limitations on exercise) (a) 10,322,581 shares, representing 200% of the number of shares of common stock issuable upon conversion of our outstanding Series B 8% Convertible Preferred Stock, determined as if the Series B 8% Convertible Preferred Stock were converted in full at the assumed exercise price of $.31, excluding accrued dividends,
    (b) 1,238,710 shares, representing 100% of the number of shares of common stock issuable in lieu of cash dividends payable on our outstanding
    Series B 8% Convertible Preferred Stock, assuming a dividend conversion price of $.31, the applicable dividend conversion price, (c) 200,000 shares, representing 200% of the number of shares of common stock issuable upon exercise of certain outstanding warrants issued in connection with the Series B 8% Convertible Preferred Stock (d) 10,322,581 shares, representing 200% of the number of shares of common stock issuable upon exercise of an option to purchase additional common stock issued in connection with the Series B 8% Convertible Preferred Stock and (e) 660,000 shares, representing the number of shares of common stock issuable upon exercise of certain other warrants issued in connection with the Series B 8% Convertible Preferred Stock. Pursuant to Rule 416 promulgated under the Securities Act, the number of shares of common stock to be registered hereunder also includes an indeterminate number of shares which may become issuable upon conversion or exercise of, or otherwise with

                                        2


    respect to, the Series B 8% Convertible Preferred Stock, the warrants or the option as the result of any stock split, stock dividend or similar transaction.

(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low price per share for the common stock as quoted on the OTC Bulletin
    Board on November 28, 2000.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
















                                          3


                 SUBJECT TO COMPLETION, DATED NOVEMBER 29, 2000.
                                   PROSPECTUS
                                 ________________

                                22,743,871 Shares

                            DataWorld Solutions, Inc.

                                  COMMON STOCK

This prospectus relates to 22,743,871 shares of our common stock that may be sold from time to time by the selling securityholders, including their transferees, pledges, or donees or their successors. The selling securityholders may acquire the common stock by converting shares of our Series B 8% Convertible Preferred Stock or exercising warrants or an option issued in connection with the Series B 8% Convertible Preferred Stock.

We are registering the shares to permit the selling securityholders to sell the shares from time to time in the public market. The selling securityholders may sell the common stock through ordinary brokerage transactions, directly to market-makers of our shares or through other means set forth in the "Plan of Distribution." We cannot assure you that the selling securityholders will sell all or any portion of the common stock offered under this prospectus.

Our common stock is traded over-the-counter and quoted on the Over-the-Counter Bulletin Board under the symbol "DWLD". On November 28, 2000, the last reported sale price for the common stock was $.38.

We will not receive any proceeds from the sale of the common stock by the selling securityholders under this prospectus. However, we may receive up to approximately $2,482,250, assuming the exercise for cash of certain warrants and an option (based on an assumed expercise price of our common stock of $.31 per share) by the selling securityholders. We have paid the fees and expenses to prepare this prospectus and the related registration statement.

Investing in our common stock involves a high degree of risk. You should carefully read the "Risk Factors" beginning on page 9, along with the rest of this prospectus, before investing in the common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is              , 2000.




                             TABLE OF CONTENTS
                                                                       Page
                                                                       ----
PROSPECTUS SUMMARY....................................................  	2
RISK FACTORS..........................................................  	9
FORWARD-LOOKING STATEMENTS............................................ 	21
AVAILABLE INFORMATION................................................. 	22
USE OF PROCEEDS....................................................... 	22
DIVIDEND POLICY.......................................................	 22
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.............. 	23
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS................................... 	25
DESCRIPTION OF OUR BUSINESS........................................... 	31
DESCRIPTION OF PROPERTY...............................................	 38
LEGAL PROCEEDINGS..................................................... 	39
MANAGEMENT............................................................	 39
EXECUTIVE COMPENSATION................................................	 41
PRINCIPAL AND SELLING STOCKHOLDERS.................................... 	42
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS........................ 	45
DESCRIPTION OF CAPITAL STOCK.......................................... 	46
DESCRIPTION OF CERTAIN INDEBTEDNESS...................................  51
SHARES ELIGIBLE FOR FUTURE SALE....................................... 	52
PLAN OF DISTRIBUTION.................................................. 	52
LEGAL MATTERS.........................................................	 55
EXPERTS............................................................... 	55
INDEX TO FINANCIAL STATEMENTS.........................................  56

                           __________________________

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. This prospectus may only be used where it is legal to sell these securities. The information contained in this prospectus may only be accurate on the date of this prospectus.


                                       i

                               PROSPECTUS SUMMARY
This is only a summary and does not contain all the information that may be important to you. You should read the more detailed information, including our financial statements and related notes, appearing elsewhere in this prospectus.Each prospective investor is urged to read this prospectus in its entirety.

                              DataWorld Solutions

Our Company

We manufacture and distribute specialized electronic cable assemblies and other interconnection products. Our value-added services include customized connecting of electronic devices and peripheral components from different vendors.

Manufacturing and Assembly

We design, engineer, manufacture and assemble high performance copper and fiber optic cables for a variety of telecommunication applications. Such applications range from simple cross-connection between multiple devices to custom fiber optic splice kits for distribution and interconnection between telecommunication providers or end-users.

Through our predecessor companies, we have over 30 years' experience manufacturing and assembling high quality (IS0 9002 certified) interconnection products. We are approved to manufacture assemblies in compliance with the standards of Bellcore, Underwriters Laboratories and the Canadian Standards Association. We supply several large original equipment manufacturers (OEMs) with numerous fiber optic and copper cable assembly products.

Our manufacturing and assembly operations are based in Farmingdale, New York, with additional operations in Long Island City, New York and San Jose, California. We also maintain a sales office in Boston, Massachusetts.

Distribution and Logistics

We distribute structured cabling systems, components and cable management solutions to information technology contractors, telecommunication cabling installers and end-users to support enterprise communication networks.

We coordinate the sale and distribution of products from world-class cabling infrastructure manufacturers, including Corning Cabling Corporation (formerly SIECOR), 3M, ITT Network Systems & Services, NORDX/CDT and Damac. We closely monitor the market for state-of-the-art products that we believe will enhance our product offering and improve our ability to service existing and future customers.


                                      2

We employ technical support and inside sales personnel to support our outside sales force. All personnel are trained and certified on all products that we distribute.

Our distribution and logistics operations are based in Long Island City, New York, with additional operations in our other offices.

We believe that our success depends heavily on our ability to continue to competently manufacture and distribute innovative products. We continuously seek to improve our manufacturing processes by adding new capabilities that increase efficiency and opportunities. The dynamic nature of the communications industry requires us to closely monitor trends to insure that the infrastructure products we carry in our distribution portfolio are reliable and responsive to our customers' needs. We seek to take advantage of the following industry trends:
     - The rapid expansion of the Internet, which is placing unprecedented demand on the fiber optics industry.

     - The convergence of communications services (voice, data and video) into a single or reduced number of circuits. We expect that this trend will place significant bandwidth demand on Internet and traditional communication providers, resulting in ongoing rebuilding and re-engineering of their fiber optic networks.

     - The expanding trend toward contract manufacturing. We seek to expand our market share to address opportunities for cable assembly work in the fiber optic and copper industries.

See "Description of Our Business."

A predecessor commenced operations in 1970 as Vertex Electronics, Inc. We were incorporated as VTX Electronics Corp. in 1986 to acquire Vertex Electronics and we completed our initial public offering in 1986. In January 1998, we emerged from the protection of Chapter 11 of the United States Bankruptcy Code pursuant to a bankruptcy case we filed in January 1997. On December 17, 1998, we completed a "reverse acquisition" transaction with a privately held distributor ("Old Data World"). Following the reverse acquisition, the two principal shareholders of Old DataWorld, which became our subsidiary, owned approximately 66% of our common stock. In May 1999, we merged with DataWorld and we changed our name to Old DataWorld Solutions, Inc.

Our Offices

Our executive offices are located at 920 Conklin Street, Farmingdale, New York 11735 and our telephone number is (631) 293-1610. Our address on the World Wide Web is http://www.dataworlddirect.com. The information on our Website is not a part of this prospectus.

See "Risk Factors" for a discussion of certain factors that should be considered in evaluating us and our business.


                                    3

                              The Offering
                              ------------

Common Stock outstanding (1).........       29,044,000

Common Stock Offered by the Selling
Securityholders (2)..................       22,743,871

Common Stock to be Outstanding
After the Offering...................       51,787,871

Use of Proceeds...................... We will not receive any of the proceeds from the sale of common stock being
                                      offered by the selling securityholders
                                      under this prospectus.  However, we
                                      may receive up to approximately $2,482,250 assuming the cash exercise of certain warrants and an option (based on an assumed exercise price of our common stock of $.31 per share) held by certain selling securityholders.

Risk Factors......................... An investment in our common stock involves a high degree of risk, and
                                      should be considered only by persons who can afford the loss of their entire investment. See "Risk Factors."

OTC Bulletin Board Market
Symbol.............................. "DWLD"
_________________

(1)	Does not include shares of common stock issuable upon conversion of our $6
    Senior Cumulative Convertible Preferred Stock or our Series B 8% Convertible Preferred Stock, or upon the exercise of issued and outstanding options and warrants.
(2)	Represents shares issuable to the selling securityholders:

    - upon the conversion of shares of our Series B 8% Convertible Preferred Stock;
    - upon the exercise of warrants or an option issued in connection with our sale of Series B 8% Convertible Preferred Stock; and
    - upon the payment of common stock dividends in lieu of cash in accordance with the terms of the Series B 8% Convertible Preferred.

We are registering the common stock covered by this prospectus in order to fulfill obligations we have under agreements with the selling securityholders.

The number of shares indicated as being issuable upon conversion of, or otherwise with respect to, the Series B 8% Convertible Preferred Stock and offered hereby represents a good faith estimate of the number of shares of common stock that may be issued upon conversion of, or otherwise with respect to, 1,600 shares of Series B 8% Convertible Preferred Stock by reason of a floating rate conversion price mechanism included in the Certificate of Designation for the Series B 8% Convertible Preferred Stock. The estimate is based on 200% of the number of

                                  4

shares of common stock issuable at a conversion price of $.31 per share. The actual number of shares of common stock issuable upon conversion of the Series B 8% Convertible Preferred Stock is determined by a formula based on the market price at the time of conversion, and is therefore subject to adjustment and could be materially less or more than such estimated number depending on factors which we cannot predict. See "Principal and Selling Stockholders."

The actual number of share of common stock issuable upon exercise equals the number of shares of common stock issued upon conversion of the Series B 8% Convertible Preferred Stock. As discussed above, that number, in turn, is determined by a formula based on the market price at the time of conversion and is therefore subject to adjustment.

The number of shares offered hereof as being issuable upon the exercise of the option represents a good faith estimate of the number of shares of common stock that may be issued upon exercise of the option. The estimate is based on 200% of the number of shares of common stock issuable at an assumed exercise price of $.31 per share.















                                       5


                         Summary Financial Information

The following summary financial information has been derived from our financial statements included elsewhere in this prospectus. This financial data represents historical financial information that is not necessarily indicative of future results. The information should be read in conjunction with our financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

Statement of Operations Data:

                                   Quarter Ended         Fiscal Year Ended
                                   September 30,             June 30,
                               ----------------------   --------------------
                                  2000       1999         2000       1999
                              ----------- -----------   --------  ----------
                              (Unaudited) (Unaudited)

Net sales................... $3,661,356   $3,280,912   $13,368,206 $5,912,343
Cost of goods sold	.........  2,726,180    2,600,933    10,277,127  4,586,563
                             ------------  ----------   ----------  ---------
Gross profit	...............    935,176      679,979     3,091,079  1,325,780
Selling, general and
administrative expenses	....    817,160      572,178     2,881,715  2,045,601
                             ------------  ----------   ----------  ---------
Income (loss) before interest
and depreciation and
  amortization	.............    118,160      107,801       209,364   (719,821)

Interest expense	...........    129,543      100,257       513,061    164,487
                               ----------   ---------    ---------  ----------
(Loss) income before
depreciation and
amortization	...............    (11,383)       7,544      (303,697)  (884,308)
Depreciation and
amortization................     79,747       75,526       323,810    166,448
                               ----------   ---------    ---------- ----------
Net loss	...................    (91,130)     (67,982)     (627,507)(1,050,756)

Deemed and accrued
dividends on preferred stock	   (41,748)        -         (649,446)     -
                               ----------   ---------    ---------- ----------
Net loss applicable to
common stockholders......... $ (132,878)   $ (67,982)  $(1,276,953)(1,050,756)
                             ============  ==========  ============ ==========
Net loss per common share
(basic and diluted)	........ $     (.01)   $    (.01)  $      (.04) $    (.04)
                             ============  ==========  ============ ==========



                                         6

                                  Quarter Ended           Fiscal Year Ended
                                   September 30,                June 30,
                             -----------------------   -----------------------
                                2000        1999          2000        1999
                             ----------   ----------    ----------  ----------
Weighted average number of
shares of common stock
  outstanding (basic and
  diluted).................. 29,044,000 	 26,824,000    29,044,000  26,824,000



















                                         7

Balance Sheet Data:

                                  As of                       As of
                               September 30,                 June 30,
                            --------------------        ---------------------
                              2000        1999             2000        1999
                            ---------  ----------       ----------  ---------
                           (Unaudited) (Unaudited)

Cash	.................... $     -     $    11,606      $    51,153  $    -
Working capital..........   1,627,042     148,998        1,413,128    330,880
Total assets	............   9,303,356   8,274,958        8,812,484  7,178,328
Total current liabilities	  3,737,355   4,164,473        3,407,395  3,477,970
Long-term debt(including
current portion).........   4,033,872   3,731,134        3,744,939  3,293,248
                           ----------- ----------      ----------- -----------
Total stockholders' equity $1,190,174  $  202,033      $ 1,313,302 $  215,015
                           ----------- ----------      ----------- -----------











                                        8

                                  RISK FACTORS

Before you buy shares of common stock from the selling securityholders, you should be aware that an investment in the common stock involves various risks, including those described below. You should consider carefully these risk factors, together with all other information in this prospectus, before you decide to purchase shares of our common stock.

Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

If any of the following risks actually occur, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose part or all of your investment.

We have not had significant past revenue. We and our predecessors have incurred substantial losses and negative cash flow since the early 1990s, recently emerged from a bankruptcy reorganization proceeding and may continue to incur losses for the foreseeable future. Our revenues for the quarter ended September 30, 2000 and 1999 were $3.7 million and $3.3 million, respectively. Our revenues for the years ending June 30, 2000 and 1999 were $13.4 million and $5.9 million, respectively. During the quarters ending September 30, 2000 and 1999, we experienced net losses of $91,130 and $67,982. During the years ending June 30, 2000 and 1999, we experienced net losses of $627,507 and $1,050,756, respectively. We believe that, for the foreseeable future, we will incur substantial operating losses and negative cash flow. We cannot predict the length of time such operating losses will continue or the impact such operating losses will have on our financial condition and results of operations. There can be no assurance that our technology and products will be able to compete successfully in the marketplace or generate significant revenue, or that our business will be able to operate profitably. Our ability to become profitable depends on our ability to generate and sustain substantially higher net sales while maintaining reasonable expense levels.
If we do achieve profitability, we cannot be certain that we would be able to sustain or increase profitability on a quarterly or annual basis in the future.

We require additional capital to finance our operations. We have obtained only limited funds to date from the issuance of our capital stock.
We will continue to require substantial additional funds for working capital and related expenses in pursuit of our business strategy, including the acquisition of other companies to expand our product line, customer base and market share. The timing and amount of this spending is difficult to predict accurately and will depend upon many factors. We can provide no assurance that we will be able to obtain commitments for additional financing on terms acceptable to us, or at all, nor provide assurance that we will have sufficient trade credit with our suppliers if demand for our products increase.
We may seek additional funds through public offerings or private placements of our debt or equity securities. Most of these public offerings or private placements will not require the prior approval of the stockholders. If we raise additional funds by issuing equity or debt securities, further dilution to our stockholders could occur. Additionally, we may grant registration rights to investors purchasing equity or debt securities. Debt financing, if available, may involve pledging some or all of our assets. If we raise additional funds through the issuance of debt, we


                                        9


will be required to service that debt and be likely to be subject to restrictive covenants and other restrictions contained in the instruments governing the debt, which may limit our operational flexibility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Our results may fluctuate significantly from quarter to quarter

Our quarterly operating results have, in the past, varied and may in the future vary significantly, depending on facts such as size, timing and recognition of revenue from significant sales and system integration activity, the timing of new product releases and the market acceptance of these new releases, and increases in operating expenses. Due to the relatively fixed nature of certain of our costs throughout each quarterly period, including personnel and facilities costs, the decline of revenues in any quarter typically results in lower profitability in that quarter. There can be no assurance that we will become profitable or avoid losses in any future period.

It is difficult to predict the seasonal pattern of our sales and the impact of such seasonality on our business and financial results. In the future, our seasonal sales patterns may become more pronounced, may strain our personnel and warehousing and order shipment activities and may cause a shortfall in net sales as compared to expenses in a given period. For more details, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Our independent auditors have expressed doubt over our ability to continue as a going concern. The report of independent certified public accountants in our June 30, 2000 financial statements includes an explanatory paragraph stating that our net loss and our dependence on a shareholder for continued financial support, among other factors, raise substantial doubt as to our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Issuance of preferred stock, particularly the Series B 8% Convertible Preferred Stock, and the $6 Cumulative Convertible Preferred Stock, may adversely affect holders of our common stock. Our Board of Directors has the authority, without any further vote or action by the stockholders, to issue up to 5,000,000 shares of preferred stock with such rights, preferences and limitations as the Board determines in its discretion.

Such an issuance will dilute your ownership percentage. Some events over which you have no control could result in the issuance of additional shares of our stock, including:

 -  to raise additional capital or finance acquisitions,
 - upon the exercise or conversion of outstanding options, warrants and shares of convertible preferred stock, or
 -  in lieu of cash payment of dividends.

An issuance of preferred stock could result in a class of outstanding securities that would have preferences with respect to voting rights, dividends and in liquidation over the common

                                    10

stock and could, upon conversion or otherwise, have all of the rights of our common stock. Our Board of Directors' authority to issue preferred stock could discourage potential takeover attempts and could delay or prevent a change in control of our company through merger, tender offer, proxy contest or otherwise by making these attempts more difficult or more costly to achieve.
At present, the Board of Directors has designated 20,000 shares of preferred stock as $6 Senior Cumulative Convertible Preferred Stock, of which 6,500 shares are issued and outstanding, and 3,000 shares of preferred stock as Series B 8% Convertible Preferred Stock, of which 1,600 shares are issued and outstanding.

The conversion of and the payment of dividends in shares of common stock in lieu of cash on, the Series B 8% Convertible Preferred Stock or the $6.00 Cumulative Convertible Preferred Stock, and the exercise of the related warrants and option, may result in substantial numbers of additional shares being issued if our market price declines. The Series B 8% Convertible Preferred Stock converts at a floating rate and may be converted by Augustine Fund (one of the selling securityholders), either in whole or in part, at any time at the conversion price per share of common stock equal to the lower of
(i) 106% of the lowest of the closing bid prices of the common stock on the OTC Bulletin Board for the five trading days immediately preceding the closing date ($1.03) (subject to adjustment for stock splits or stock combinations), and (ii) 71% of the market price, subject to further reduction as described below. Because the registration statement of which this prospectus is part was not declared effective by September 30, 2000, the conversion percentage has decreased by two percent for each month or partial month since September 30, and will be further decreased for each month or partial month in which this registration statement has not been declared, or does not remain, effective. If this registration statement has not been declared, or does not remain, effective on or after May 31, 2001 and until the Series B 8% Convertible Preferred Stock has been converted in full, then the conversion percentage will be 50%. As a result, the lower the price of our common stock at the time of conversion, the greater the number of shares the holder will receive. For additional information regarding the number of additional shares that may be issued at various assumed conversion prices, see "Description of Capital Stock."

As of the date hereof, other than the Series B 8% Convertible Preferred Stock, and the related option, warrants issued to the holders of Series B 8% Convertible Preferred Stock and the other selling securityholders, there were outstanding options to acquire an aggregate of 50,000 shares of common stock and outstanding $6 Senior Cumulative Convertible Preferred Stock (with a "floating" conversion rate) convertible into shares of common stock. If exercised, these securities will dilute your percentage ownership of common stock. These securities, unlike the common stock, provide for anti-dilution protection upon the occurrence of stock splits, redemptions, mergers, reclassifications, reorganizations and other similar corporate transactions. If one or more of these events occur, the number of shares of common stock that may be acquired upon conversion or exercise would increase. In addition, the number of shares that may be issued upon conversion of or payment of dividends in lieu of cash on the Series B 8% Convertible Preferred Stock, or exercise of the related option could increase substantially if the market price of our common stock decreases during the period the Series B 8% Convertible Preferred Stock is outstanding.

For example, the number of shares of common stock that we would be required to issue upon conversion of all 1,600 shares of Series B 8% Convertible Preferred Stock, excluding

                                       11

shares issued as accrued dividends and shares issued upon exercise of the related option, would increase from approximately 10,322,581 million shares, based on the applicable conversion price of $.31 per share as of November 28, 2000 to approximately:

13,763,441 shares (23% of our outstanding common stock) if the applicable conversion price decreased 25%;

20,645,161 shares (28% of our outstanding common stock) if the applicable conversion price decreased 50%; or

41,290,323 shares (35% of our outstanding common stock) if the applicable conversion price decreased 75%.

A decline in the market price of our stock could encourage short sales, placing further downward pressure on the price of our stock. The sale of large amounts of our common stock upon conversion of the Series B 8% Convertible Preferred Stock or the $6.00 Cumulative Convertible Preferred Stock, or the payment of dividends in lieu of cash on the Series B 8% Convertible Preferred Stock or the $6.00 Cumulative Convertible Preferred Stock, and the exercise of the related option could result in a decline in the market price of the common stock.
In addition, the sale of a large number of common stock upon the exercise of existing warrants (including those issued to the selling securityholders and option) could also result in a decline in the price of the common stock. A decline in the price of the common stock could encourage short sales or margin calls, which could place further downward pressure on the price of our common stock.

We do not currently have sufficient number of shares of common stock authorized for issuance upon conversion of the Series B 8% Preferred Stock and the exercise of the related option and warrants held by the selling securityholders, in violation of our obligations under such instrument, to at all times have sufficient number of shares so authorized and reserved for the purpose of issuance. In order to comply with these obligations, we intend to seek stockholder approval to increase our authorized common stock at our next stockholder meeting.

We may be required to pay substantial penalties to the holders of the Series B 8% Cumulative Preferred Stock and related warrants if specific events occur.
In accordance with the terms of the documents relating to the issuance of the Series B preferred shares we are required to pay substantial penalties to a holder of the Series B preferred shares under specified circumstances, including, among others:
  - our failure to deliver shares of our common stock upon conversion of the Series B 8% Cumulative Preferred Stock or after a proper request or
  - a registration statement relating to the Series B Cumulative Preferred Stock and related warrants has not been declared effective by the SEC on or before September 30, 2000, or after being declared effective, is unavailable to cover the resale of the shares of common stock underlying such securities, as a result of which the conversion percentage has already declined by 4% and will further decrease by 2% per partial month in which it is not declared effective, and shall decline to 50% if not declared effective by May 31, 2001.

                                       12

Future sales of additional shares of our common stock into the market may depress the market price of our common stock. As of November 29, 2000, we had 29,044,000 shares of common stock issued and outstanding and 822,500 shares were issuable upon exercise or conversion of outstanding convertible stock, warrants and options. Substantially all of these shares of common stock are either eligible for sale pursuant to Rule 144 or have been registered under the Securities Act for resale by the holders, including the common stock covered by this prospectus. This will permit the sale of registered shares of common stock in the open market or in privately negotiated transactions without compliance the requirements of Rule 144. We are unable to estimate the amount, timing or nature of future sales of outstanding common stock. Sales of substantial amounts of the common stock in the public market may hurt our stock's market price.

In general, under Rule 144, if a period of at least one year has elapsed since the later of the date the "restricted securities" were acquired from us or the date they were acquired from an affiliate, then the holder of such restricted securities is entitled to sell a number of shares of common stock equal to 1% of the issued and outstanding shares of common stock. The holder may only sell such shares of common stock through unsolicited brokers' transactions or directly to market makers. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of such sales, notices of such sales and the availability of current public information about us. Affiliates may sell shares of common stock not constituting restricted stock in accordance with the foregoing volume limitations and other requirements but without regard to the one-year holding period.

Under Rule 144(k), if a period of at least two years has elapsed since the later of the date restricted shares of common stock were acquired from us or from an affiliate, as applicable, a holder of such restricted stock who is not an affiliate at the time of the sale and has not been an affiliate for at least three months prior to the sale would be entitled to sell the shares of common stock immediately without regard to the volume limitations and other conditions described above.

We cannot make any predictions as to the effect, if any, that sales of stock or the availability of stock for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect prevailing market prices.

Prospective investors should be aware that the possibility of resales by the selling securityholders, as well as our other stockholders, may have a material depressive effect on the market price of our shares of common stock in any market which may develop. See "Principal and Selling Stockholders."

Our recent emergence from bankruptcy may prevent us from negotiating favorable commercial terms. We emerged from bankruptcy in January 1998. Our experience in and recent emergence from bankruptcy may affect our ability to negotiate favorable trade terms with manufacturers and other vendors. Our experience in bankruptcy could also have an adverse impact on our ability to secure new purchase orders with current and prospective customers. The failure to obtain favorable terms from suppliers or new business from current and prospective customers could have a material adverse effect on our operations, business or financial condition.


                                    13

We may not have the ability to honor our obligations owed to unsecured creditors under our bankruptcy plan of reorganization. In June 2000, after failing to make certain required payments under our bankruptcy reorganization plan dated October 1997, a class of unsecured creditors and our Company reached an agreement to modify the treatment of the balance remaining under the bankruptcy reorganization plan. We paid the creditors approximately $100,000 in two payment and are obligated to pay on a monthly basis approximately $10,500 a month for 30 months. In addition, we have the option, until March 31, 2001, to pay the balance then due plus an additional $25,000 to the Class 7 creditors.
In the event we do not exercise this option, we will be obligated to pay the Class 7 Creditors a percentage of the Company's cumulative cash flow, as defined, through September 2002, as originally specified in the Bankruptcy Plan of Organization. We cannot provide any assurance that we will be able to fulfill our obligations to these creditors, nor provide assurance that we will be able negotiate amendments or modifications if necessary in the future. A default in our obligations could have a material adverse affect on our business, financial condition or results of operations. See "Description of Our Business."

We may not have the ability to honor our obligations owed to holders of notes or remain in compliance with the terms of our revolving credit facility.
From time to time, we have been unable to meet our financial obligations to holders of outstanding promissory notes or to remain in compliance with the terms of our revolving credit facility. Although we have been able to negotiate amendments and payment agreements in the past, we cannot provide any assurance that we will be successful in doing so in the future. A default in our obligations could have a material adverse affect on our business, financial condition or results of operations.

All aspects of our business are highly competitive. We compete with several national, regional and local distributors, many of which have greater financial or marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships than we do.

We can provide no assurance that we will be able to compete successfully against current or future competitors. Further, in response to competition, we may make pricing, service or marketing decisions that could have a material adverse affect on our business, financial condition or results of operations. Some of these competitors also carry product lines, which we do not carry and provide services, which we do not provide. Competitive pressure from these companies may materially adversely affect our business and financial condition in the future. In the event that more competitors begin to carry products, which we carry and price competition with respect to our products significantly increases, competitive pressures could force us to reduce the prices of our products, which would result in reduced profit margins. Prolonged price competition would have a material adverse effect on our operating results and financial condition. A variety of other potential actions by our competitors, including increased promotion and accelerated introduction of new or enhanced products, could have a material adverse effect on our results of operations. See "Description of Our Business-Competition."

                                     14

We may not be able to successfully acquire complementary companies or strategic assets, and we may not successfully integrate them into our operations. We intend to identify and pursue acquisitions of complementary companies and strategic assets, such as customer bases, products and technology. Increased competition for acquisition candidates may develop, in which event there may be fewer acquisition opportunities available to us as well as higher acquisition prices. There can be no assurance that we will be able to identify acquisition opportunities.

If any such opportunity involves the acquisition of a business, we cannot be certain that:
   - we will successfully integrate the operations of the acquired business with ours,
    -all the benefits expected from such integration will be realized, -management's attention will not be diverted or divided, to the detriment of current operations,
    -amortization of acquired intangible assets will not have a negative effect on our operating results or other aspects of our business, -delays or unexpected costs related to the acquisition will not have a detrimental effect on our combined business, operating results and financial condition,
    -customers dissatisfaction with, or performance problems at, an acquired company will not have an adverse effect on our reputation, or -our respective operations, management and personnel will be compatible.

In most cases, acquisitions will be consummated without seeking and obtaining stockholder approval, in which case stockholders will not have an opportunity to consider and vote upon the merits of such an acquisition. Although we will endeavor to evaluate the risks inherent in a particular acquisition, we can provide no assurance that we will properly ascertain or assess such risks. See "Description of Our Business-Business Strategy."

We rely on key employees whose absence could adversely affect our ability to execute our business strategy. We are highly dependent upon the experience, abilities and continued efforts of our senior management, especially Daniel McPhee, our Chairman of the Board, President, Chief Executive Officer and Director. We do not presently maintain employment contracts or "key man" life insurance with respect to the members of our senior management. The loss of the services of one or more of the key members of our senior management could have a material adverse affect on our business, financial condition or results of operations.

Our success is also dependent upon our ability to hire and retain qualified and talented executive, technical and marketing personnel. There is always intense competition for qualified personnel in our business and our inability to recruit qualified personnel could have a material adverse impact on our business, financial condition and results of operation. There can be no assurance that we will be able to retain the members of our current management or personnel, that establishing such management or personnel will be cost effective or that we will be able to successfully attract and retain qualified management, technical and sales or other personnel in the future.

Our potential growth could impose significant challenges on our management. We anticipate a period of growth as a result of the development of our business, which is expected to

                                    15


place a strain on our administrative, financial and operational resources. Our ability to manage any growth effectively will require us to continue to improve our operational, financial and management controls, reporting systems and procedures, install new management information and control systems, and train, motivate and manage our employees. There can be no assurance that we will install such management information and control systems in an efficient and timely manner or that the new systems will be adequate to support our operations. In addition, many of the challenges of growth may be unforeseeable and beyond our control. If we are unable to manage growth effectively, such that our sales and marketing efforts exceed our capacity to design, develop, install, maintain and service our products, or if new employees are unable to achieve adequate performance levels, our business, operating results and financial condition could be adversely affected.

Control by existing management and stockholders may have certain anti-takeover considerations. Our directors, executive officers and certain principal stockholders and their affiliates beneficially own approximately 72% of our currently issued and outstanding common stock. The voting power of these holders may discourage or prevent any proposed takeover of our company unless the terms thereof are approved by such holders. Pursuant to our Certificate of Incorporation, we may issue preferred stock in the future without stockholder approval and upon such terms as the Board of Directors may determine. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred shares that may be issued in the future. The issuance of preferred stock could have the effect of discouraging a third party from acquiring a majority of our outstanding common stock, and therefore may prevent stockholders from realizing a premium on their common stock. See "Principal and Selling Stockholders" and "Description of Capital Stock."

It may be difficult for us to stay current with new technology and products.
Our products may become obsolete. The markets for our products are characterized by evolving industry requirements, rapid technological change and frequent new product introductions which may result in product or technology obsolescence. Certain companies may be developing technologies or products of which we are unaware which may be functionally similar, or superior, to some or all of those that we offer. As a result, our ability to compete will depend on our ability to adapt, enhance and improve our existing products and technology and, if necessary, to develop and introduce new products and technology to the marketplace in a timely and cost-competitive manner. There can be no assurance that we will be able to compete successfully, that our competitors or future competitors will not develop technologies or products that render our technology obsolete or less marketable, or that we will be able to successfully enhance our products or technology or adapt them satisfactorily.

New product development efforts are subject to all of the risks inherent in the development of new technology and products including unanticipated delays, expense and technical problems or difficulties, as well as the possible insufficiency of funding to complete development. There can be no assurance as to when, or whether, new products will be successfully developed. In addition, no assurance can be given that additional technologies can be developed within a reasonable development schedule, if at all. Further, there can be no assurance the we would have sufficient economic or human resources to complete such development in a timely manner, if at all, or that we could enter into economically reasonable arrangements for the completion of such products by third parties.


                                      16

Following the development of additional products, we must successfully complete a testing program for the products before they can be marketed. Although we believe that our testing program is adequate, unforseen technical problems arising out of such testing could significantly and adversely affect our ability to produce and market a commercially acceptable product. In addition, our success will depend upon our current and proposed technologies and product meeting acceptable cost and performance criteria in the marketplace. There can be no assurance that the technologies and products will meet acceptable price or performance objectives or that unanticipated technical or other problems will not occur which would result in increased costs or material delays. Also, there can be no assurance that we will develop new technologies in the future. If superior technology is developed by our competitors, such products may render our present products obsolete, and thus would have a materially negative impact on us.

We face significant inventory risk because demand can change for products between the time that we order products and the time that we receive them.
We carry a significant level of inventory. As a result, the rapidly changing trends and developments in Information Technology, subject us to significant inventory risks. It is critical to our success that we accurately predict these trends and do not overstock unpopular products. The demand for specific products can change between the time the products are ordered or manufactured and the date of receipt.

In the event that one or more products do not achieve widespread market acceptance, we may be required to take significant inventory markdowns, which could reduce our net sales and gross margins. We believe that this risk will increase as we enter new product categories due to our lack of experience in purchasing products for these categories. In addition, to the extent that demand for our products increases over time, we may be forced to increase inventory levels. Any such increase would subject us to additional inventory risks.

Because we do not have long-term or exclusive vendor contracts, we may not be able to get sufficient quantities of popular products in a timely manner. As a result, we could lose customers. If we are not able to offer our customers sufficient quantities of products in a timely manner, we could lose customers and our net sales could be below expectations. Our success depends on our ability to purchase products in sufficient quantities at competitive prices. As is common in the industry, we do not have long-term or exclusive arrangements with any vendor or distributor that guarantee the availability of products. Therefore, we do not have a predictable or guaranteed supply of products.

An increase in interest rates will increase our cost of capital. The interest rate payable under our revolving credit facility is based on a floating rate indexed to the U.S. Prime Rate, plus 2.5 % per annum. The effective rate increases or decreases by one quarter of one percent (1/4 of 1 %) per annum for each increase or decrease, respectively, of one quarter of one percent (1/4 of 1%) per annum in the Prime Rate. Accordingly, any movement in the U.S. Prime Rate will impact our interest expense. The outstanding balance under the facility on October 31, 2000 was $4,585,000. Based on this balance, a hypothetical 1-point increase of the U.S. Prime Rate would result in an increase in annual interest expense of approximately $45,850. We have has not historically used interest rate swaps in connection with our floating rate debt. Consequently, increases in interest rates could have a material adverse effect on our future results and financial

                                     17

condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We have placed limitations on directors' liability. Our Restated Certificate of Incorporation provides, pursuant to Delaware law, that our directors shall not be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against any director. In addition, our By-Laws provide that any person who is made a party to an action by reason of the fact that such person is or was a director, officer, advisor, employee or agent of our company shall be indemnified by us to the fullest extent authorized by Delaware law. See "Description of Capital Stock-Limitation on Liability of Directors; Indemnification."

We have never paid any dividends on our common stock and we do not intend to do so for the foreseeable future. Holders of our common stock are entitled to dividends only when, as and if declared by the Board of Directors out of funds legally available. We have not declared or paid any dividends in the past and do not currently anticipate declaring or paying any dividends in the foreseeable future. We intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, our financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that any dividends of any kind will ever be paid to holders of our common stock.

Holders of our $6 Senior Cumulative Convertible Preferred Stock are entitled to receive, subject to the dividend rights of our Series B 8% Convertible Preferred Stock, when and as declared by the Board of Directors, out of funds legally available, quarterly dividends payable in cash on December 1, March 1, June 1, and September 1 of each year, commencing on March 1, 2000, in an amount equal to $1.50 per share, per dividend payment. Dividends are cumulative from December 1, 1999. Whenever dividends due on this series are in arrears, we may not pay dividends on or make distributions to any stock ranking junior to the $6 Senior Cumulative Convertible Preferred Stock or pay dividends on or make distributions on any stock ranking on a parity to the $6 Senior Cumulative Convertible Preferred Stock, except dividends paid ratably with all such parity stock on which dividends are payable or in arrears in proportion to the total amounts owed to each of the respective holders of preferred stock.

Our Series B 8% Convertible Preferred stockholders are entitled to receive dividends at the stated dividend rate of 8% on the stated value of $1,000 on each Series B 8% Convertible Preferred Stock share. Dividends are cumulative from the date of issue, whether or not declared, for any reason. The Series B Convertible Preferred Stock ranks prior to any of our other capital stock and thus must be paid any accrued and unpaid dividends prior to any dividend payments to our common stock holders. See "Dividend Policy" and "Description of Capital Stock."

Intellectual property claims against us can be costly and could impair our business. Other parties may assert infringement or unfair competition claims against us. We have received notices of infringement in the past and we expect to receive other notices from other third parties in the future. We cannot predict whether third parties will assert claims of infringement against

                                     18

us, or whether any past or future assertions or prosecutions will harm our business. If we are forced to defend against any such claims, whether they are with or without merit or are determined in our favor, then we may face costly litigation, diversion of technical and management personnel, or product shipment delays. As a result of such a dispute, we may have to develop non-infringing technology or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may be unavailable on terms acceptable to us, or at all. If there is a successful claim of product infringement against us and we are unable to develop non-infringing technology or license the infringed or similar technology on a timely basis, it could impair our business.

If the protection of our trademarks and proprietary rights is inadequate, our brand and reputation could be impaired and we could lose customers. The steps we take to protect our proprietary rights may be inadequate. We regard our copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property as critical to our success. We rely on trademark and copyright law, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to protect our proprietary rights. The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.

"Penny Stock" regulations may impose certain restrictions on marketability of securities. The Securities and Exchange Commission (the "SEC") has adopted regulations which generally define "penny stock" to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. Our common stock is presently subject to rules that impose additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our common stock and may affect the ability of purchasers in this Offering to sell our shares of common stock in the secondary market as well as the price at which such purchasers can sell any such common stock.

The market price of our common stock may be volatile, which could result in substantial losses for individual securityholders. The market price for our common stock has been and is likely to continue to be highly volatile and subject to wide fluctuations in response to factors including the following, some of which are beyond our control:

                                       19


  -actual or anticipated variations in our quarterly operating results; -announcements of technological innovations, increased cost of operations or new products or services by us or our competitors;
  -changes in financial estimates by securities analysts;
  -conditions or trends in the technology industry;
  -changes in the economic performance or market valuations of technology and telecommunications companies;
  -volatility in the stock markets, particularly with respect to technology stocks, and decreases in the availability of capital for technology related businesses;
  -announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
  -additions or departures of key personnel;
  -transfer restrictions on our outstanding shares of common stock or sales of additional shares of common stock; and
  -potential litigation.

In the past, following periods of volatility in the market price of their securities, many companies have been the subject of securities class action litigation. If we were sued in a securities class action, it could result in substantial costs and a diversion of management's attention and resources and would cause the prices of our common stock to fall.














                                     20



FORWARD-LOOKING STATEMENTS
In addition to the other information contained in this prospectus, investors should carefully consider the risk factors disclosed in this prospectus, including those described under "Risk Factors." This prospectus contains forward-looking statements as that term is defined in the federal securities laws. All statements other than statements of historical fact are "forward-looking statements" for purposes of those provisions, including statements relating to business plans or strategies, projected or anticipated benefits or other consequences of our plans or strategies, projected or anticipated benefits from acquisitions to be made by us, projections involving anticipated revenues, earnings or other aspects of our operating results and projections of future economic conditions and performance. The words "may," "will," "expect," "believe," "anticipate," "project," "plan," "intend," "estimate," "continue," their opposites and similar expressions are intended to identify forward-looking statements. We caution readers that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond our control, that may influence the accuracy of the statements and the projections upon which the statements are based, including but not limited to the factors discussed in the risk factors described above. Any one or more of these uncertainties, risks and other influences could materially affect our results of operations and whether forward-looking statements made by us ultimately prove to be accurate. Our actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.







                                  21




AVAILABLE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy our filings at the SEC's public reference rooms in Washington, D.C., New York, New York or Chicago, Illinois. Please call 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and free of charge on the Internet web site maintained by the SEC at "http://www.sec.gov."

We have filed with the SEC a registration statement on Form SB-2 to register the shares of our common stock to be sold by the selling securityholders.
This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all of the information set forth in the registration statement. For further information with respect to us or our common stock, you may refer to the registration statement and its exhibits.
You can review a copy of the registration statement and its exhibits at the public reference room maintained by the SEC, and on the SEC's web site, as described above. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete and reference is made to such contract or other document filed with the SEC as an exhibit to the Registration Statement.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common stock by the selling securityholders under this prospectus and all proceeds will go to the selling securityholders to be used for their own purposes. However, we may receive up to approximately $2,482,250, assuming the cash exercise of the warrants held by the selling securityholders and the exercise of the option granted to one of the selling securityholders (determined at an assumed option exercise price of $.31).

DIVIDEND POLICY

Except for dividends paid in common stock on our preferred stock, we have not declared or paid any dividends in the past and do not currently anticipate declaring or paying any dividends in the foreseeable future. We intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, our financial condition, capital requirements, general business conditions, rights of preferred stock holders and debt holders and other factors. Therefore, there can be no assurance that any dividends of any kind will ever be paid to holders of our common stock.

Under the terms of our revolving credit facility, we are not permitted to pay or declare any dividends or otherwise make any distribution of capital.

                                   22


Holders of our $6 Senior Cumulative Convertible Preferred Stock are entitled to receive, subject to the rights of the holders of the Series B 8% Convertible Preferred Stock, when and as declared by the Board of Directors, out of funds legally available, quarterly dividends of $1.50 per share, payable in cash on December 1, March 1, June 1, and September 1 of each year, commencing March
1, 2000. Dividends are cumulative from December 1, 1999. If dividend payments are in arrears (as they are currently), we may not pay dividends or make any other distributions on any stock ranking junior to the $6 Senior Cumulative Preferred Stock.

Holders of our Series B 8% Convertible Preferred Stock are entitled to receive dividends at the stated dividend rate of 8% on the stated value of $1,000 on each Series B 8% Convertible Preferred Stock share.
Dividends are cumulative from the date of issue, whether or not declared, for any reason. The Series B 8% Convertible Preferred Stock shares rank prior to any of our other capital stock and must be paid any accrued and unpaid dividends prior to any dividend payments to holders of our common stock or $6 Senior Cumulative Convertible Preferred Stock.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock began trading over-the-counter on September 15, 1995 and is quoted on the OTC Bulletin Board on a limited and sporadic basis under the symbol "DWLD." Prior to March 23, 2000, our common stock traded under the symbol "VCCP". There is no assurance that our common stock will continue to be quoted or that any liquidity exists or will exist for our common stock.

The reported high and low bid prices are shown below for the period from July 1, 1998 through November 28, 2000, as reported on the OTC Bulletin Board. The prices presented are bid and ask prices, rounded to the nearest one thousandth, which represent prices between broker-dealers and do not include retail mark-ups or mark-downs or any commissions to the broker-dealer. The prices may not necessarily reflect actual transactions:

                                                          BID
            Period			                            			High	      		Low
           --------                               --------   ---------
Fiscal 2001

First Quarter                                       .969        .53
Second Quarter (through November 29, 2000)          .81         .25

Fiscal 2000

	Fourth Quarter ended June 30, 2000                2.6250       .75
	Third Quarter ended March 31, 2000                4.25         .1875
	Second Quarter ended December 31, 1999             .225        .19
	First Quarter ended September 30, 1999             .24         .21


                                    23

Fiscal 1999

	Fourth Quarter ended June 30, 1999                 .22         .20
	Third Quarter ended March 31, 1999                 .26         .20
	Second Quarter ended December 31, 1998             .08         .42
	First Quarter ended September 30, 1998             .16         .08
_______________________
* Effective March 23, 2000, the Company's OTC Bulletin Board Symbol changed from "VCCP" to "DWLD"

On November 28, 2000, the last reported bid price of our common stock was $.38 and the last reported ask price was $.43. As of November 28, 2000 there were approximately 275 stockholders of record of our common stock.


                                    24


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Overview

Old DataWorld was incorporated on January 7, 1998 and commenced operations on March 1, 1998. In December 1998, we completed a "reverse acquisition" transaction with Old Data World. For the purposes of additional comparative analysis, we have included in our discussion of results of operations, pro forma comparative results that include the historical results of Vertex Electronics (July 1, 1998 through December 17, 1998) for all periods presented.


Results of Operations Quarter Ended September 30, 2000

Net sales for the quarter ended September 30, 2000 were approximately $3,661,000. Net sales for the quarter ended September 30, 1999 were approximately $3,281,000. This growth in net sales was due to the addition of new customers, increased sales to certain existing strategic customers and expanded product lines with our vendors.

Gross profit for the quarter ended September 30, 2000 was approximately $935,000. Gross profit as a percentage of sales was 25.5% for the quarter ended September 30, 2000. Gross profit for the quarter ended September 30, 1999 was approximately $680,000. Gross profit as a percentage of sales was 20.7% for the quarter ended September 30, 1999. The growth in gross profit and gross profit percentage was due to increased sales volume, which provides for the absorption of fixed costs and further afforded us the opportunity to obtain more favorable pricing of purchased components.

Selling, general and administrative expenses were approximately $817,000 or 22.3% of sales for the quarter ended September 30, 2000. For the quarter ended September 30, 1999 selling, general and administrative expenses were approximately $572,000 or 17.4% of sales. The increase was principally due to the combination of the following: a provision for accounts receivable was recorded for approximately $15,000, an increase in office salaries of approximately $60,000, an increase in insurance costs of approximately $37,000, an increase in computer expenses of approximately $20,000, an increase in sales related expenses of

                                   25


approximately $44,000, an increase in stockholder reporting fees of approximately $34,000 and an increase in bank charges relating to an increases in our credit facility of approximately $16,000.

Interest expense for the quarter ended September 30, 2000 was approximately $130,000. For the quarter ended September 30, 1999 interest expense was approximately $100,000. This increase of approximately $30,000 is a result of an increase in borrowings under our revolving credit facility.


Results of Operations Years Ended June 30, 2000 and 1999

Net sales for the year ended June 30, 2000 were approximately $13,368,000. Net sales for the period ended June 30, 1999 were approximately $5,912,000. Pro forma net sales for the year ended June 30, 1999 were approximately $8,553,000. The increase of $4,815,000 or 56.3% over pro forma of the prior period net sales was due to the addition of new customers, increased sales to certain existing strategic customers and an expanded product line.

Gross profit for the year ended June 30, 2000 was approximately $3,091,000. Gross profit as a percentage of sales was 23.1% for the year ended June 30, 2000. For the period ended June 30, 1999 gross profit was approximately $1,326,000. Pro forma gross profit for the year ended June 30, 1999 was approximately $1,503,000 or 17.6% of pro forma sales. The growth in gross profit and gross profit percentage was due to increased sales volume, which provided for the absorption of fixed costs and further, afforded us the opportunity to obtain more favorable pricing of purchased components. Included in cost of goods sold for the year ended June 30, 2000 is a provision for slow-moving and obsolete inventory of approximately $46,000
(see Note L to the financial statements).

Selling, general and administrative expenses were approximately $2,882,000 or 21.6% of sales for the year ended June 30, 2000. For the period ended June 30, 1999 selling, general and administrative expenses were approximately $2,046,000. Pro-forma selling, general and administrative expenses for the year ended June 30, 1999 were approximately $3,243,000. The decrease resulted from new management reducing headcounts and various administrative expenses in an effort to increase profitability. Included in selling, general and administrative expenses for the year ended June 30, 2000 are accruals of approximately $65,000 for lease settlement costs, $60,000 for employee bonuses, approximately $54,000 for non cash stock issued for setting up our website and approximately $37,000 for provision for doubtful accounts (see Note L to the financial statements).

Interest expense for the year ended June 30, 2000 was $513,000. For the period ended June 30, 1999 interest expense was approximately $164,000. Pro-forma interest expense for the year ended June 30, 1999 was approximately $357,000. The increase was primarily due to our borrowings under our revolving credit facility. Also included in interest expense is approximately $51,000 for the issuance of warrants to a non-affiliate of the Company in connection with the issuance of debentures.


                                    26

Depreciation and amortization increased by approximately $157,000 to $324,000 for the year ended June 30, 2000 primarily due to the amortization of goodwill resulting from the reverse acquisition of Vertex.

The net loss of $628,000 for the year ended June 30, 2000 decreased from $1,051,000 for the year ended June 30, 1999. The pro-forma net loss for the year ended June 30, 1999 was approximately $2,148,000, which includes the accounts of Vertex as if the acquisition of Vertex occurred on July 1, 1998.

The net loss applicable to common stockholders increased to $1,277,000 primarily due to the deemed dividend associated with the beneficial conversion feature of the Series B Convertible Preferred Stock issued in May 2000.

Years Ended June 30, 1999 and 1998

Net sales for the year ended June 30, 1999 were approximately $5,912,000. For the period ended June 30, 1998 net sales were approximately $237,000. For the period ended June 30, 1998 the sales were for a four-month period and cannot be compared to the annual net sales for fiscal 1999. The growth in net sales resulted from a combination of our increase in customers and product lines as well as the added revenues generated from Vertex after the merger (see Note A-2 to the financial statements).

Pro-forma net sales for the year ended June 30, 1999 were approximately $8,553,000, which include approximately $2,641,000 for Vertex prior to the merger. Vertex's net sales for the year ended June 30, 1998 were approximately $7,901,000. The increase in sales is a result of additional sales from the merger with DataWorld in December 1998.

Gross profit for the year ended June 30, 1999 was approximately $1,326,000. Gross profit as a percentage of sales was 22.4% for the year ended June 30, 1999. Gross profit for the period ended June 30, 1998 was approximately $68,000 or 28.8%. The growth in gross profit is primarily due to a higher volume of sales. The decrease in gross profit percentage from our sale of products at competitive prices in an effort to grow our customer base and revenues.

Pro-forma gross profit for the year ended June 30, 1999 was approximately $1,503,000 or 17.6%, which includes approximately $177,000 for Vertex prior to the merger. Vertex's gross profit for the year ended June 30, 1998 was approximately $488,000. The increase in gross profit is a result of the increase in gross profit is a result of the increased sales from the merger with DataWorld in December 1998, as well as a focus on gross profit dollars achieved from sales by management.

Selling, general and administrative expenses were approximately
$2,046,000 or 34.6% of sales for the year ended June 30, 1999 and approximately $29,000 for the period ended June 30, 1998. The increase is a result of merging our operations with Vertex whereby the corporate and branch expenses of Vertex were added to our operations.

                                     27

Pro-forma selling, general and administrative expense for the year ended June 30, 1999 was approximately $3,243,000 which includes approximately $1,081,000 for Vertex prior to the merger. Vertex's selling, general and administrative expenses for the year ended June 30, 1998 was approximately $3,001,000. The increase in pro-forma selling, general and administrative expense is due to merging Old DataWorld salaries into Vertex in December 1998.

Interest expense for the year ended June 30, 1999 was $164,000. This interest was primarily incurred by us under our revolving credit facility and our outstanding Subordinated Debentures.

Pro-forma interest expene for the year ended June 30, 1999 was approximately $357,000.00 Vertex's interest expense for the year ended June 30, 1998 was approximately $387,000. The lower interest expense relates to the decrease in outstanding Subordinated Debentures and its related interest and amortization.



Liquidity and Financial Condition as of September 30, 2000

We had net working capital of approximately $1,627,000 at September 30, 2000. The working capital at September 30, 2000 is not sufficient to meet our current liquidity needs. We also are exploring opportunities to increase operating efficiencies and intend to make a concerted effort to decrease the average days sales in accounts receivable in order to increase our cash position. Management is also working to obtain additional sources of working capital. However, there can be no assurances that management will be successful in increasing operating efficiencies or obtaining additional sources of working capital.

During the quarter ended September 30, 2000, we used approximately $412,000 in
cash from operating activites.   Net cash used during the quarter was primarily
due to an increase in accounts receivable of approximately $480,000 and an increase in inventory of approximately $87,000, offset by an increase in accounts payable of approximately $194,000. This increase in receivables gave us additional borrowing under our revolving credit facility, which enabled us to to decrease the average days outstanding for our payables.

Investing activities used net cash of approximately $26,000 during the quarter ended September 30, 2000. The principal use was for purchases of additional computer equipment needed for our new system implemented in January 2000.

Financing activities provided cash of approximately $388,000. The cash provided by financing activites was funded by increased borrowings under our revolving credit facility.

During fiscal 2000, the Company used approximately $1.7 million in cash from operating activities. Net cash used during the year resulted primarily from the net loss from operations of approximately $628,000, an increase in accounts receivable of approximately $944,000 and an increase in inventory of approximately $808,000. This increase in receivables increased our borrowing ability under our revolving credit facility, which enabled us to decrease the average days outstanding for our trade accounts payables.


                                     28

Investing activities used net cash of approximately $270,000 during the year ended June 30, 2000. The principal use was for the purchase of our new computer system in January 2000.

Financing activities provided cash of approximately $2,061,000. The cash provided by financing activities was funded by increased borrowing and equity transactions we entered into throughout the year.

On May 31, 2000, we issued 1,600 shares of newly created Series B 8% Convertible Preferred Stock ("8% Preferred Stock"), $.01 par value, with a stated value of $1,000 per share, 3,000 shares authorized, to accredited investors pursuant to Regulation D under the Securities Act of 1933 for net cash proceeds of approximately $1,435,000. The 8% Preferred Stock has no voting rights and is convertible into common stock of our Company at an effective conversion price of the lower of (i) 75% of the market price or (ii) 110% of the lowest closing bid of our common stock for the five trading days immediately preceding the closing date, May 31, 2000, as defined in the Certificate of Designation of the 8% Preferred Stock. In addition, the investors were granted five-year warrants to purchase 160,000 shares of common stock at a purchase price equal to 120% of the lowest of the closing bid prices for our common stock for the five trading days prior to May 31, 2000. We recorded a deemed dividend of $638,780 for the year ended June 30, 2000, representing the discount resulting from the allocation of the proceeds to the beneficail conversion feature and the fair value of the underlying warrrants. Such deemed dividend was recognized on the of issuance since the 8% Preferred Stock was immediately convertible. In connection with this transaction, we issued five-year warrants to the broker/ finder to purchase an aggregate of 100,000 shares of our common stock at 120% of the lowest closing bid prices for our common stock for the five trading days preceding the closing date, May 31, 2000. These warrants were fair valued at $105,000. In addition the Company issued 500,000 warrants to a consultant.

On December 16, 1999, we issued to a non-affiliated party a Convertible Debenture for a principal amount of $250,000. The debenture accrues interest at a rate of 2 1/4% over prime rate and is payable semi-annually commencing on June 1, 2000. The entire principal balance plus any accrued and unpaid interest shall be payable on November 30, 2004 (the "Maturity Date"). The debenture holder was granted warrants, which permit the holder to purchase up to a maximum of 300,000 shares of common stock at $.50 per share. In March 2000, the debentures were automatically converted to common stock after the average bid price exceeded $1.50 for 30 consecutive business days per the agreement as defined above.

Management plans to continue to increase revenues, which will increase our borrowing ability under our revolving credit facility. We have been repaying cash collateral under the credit facility on a monthly basis beginning June 15, 2000 of approximately $15,000 per month. In an effort to continue to grow the Company, we plan to seek additional sources of capital investments.

Our continuing existence as a going concern is dependent on our ability to obtain profitable operations, generate sufficient cash flow to meet our obligations on a timely basis, comply with the terms and covenants of our financing agreement and to obtain additional financing as may be required.


                                    29

Inflation

For the last three fiscal years, we have not been significantly affected by inflation.

This Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements, which are based upon current expectations and involve certain risks and uncertainties. Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, readers are hereby cautioned that these statements may be impacted by several factors, and, consequently, actual results may differ materially from those expressed herein. See "Forward-Looking Statements."










                                   30




DESCRIPTION OF OUR BUSINESS

Overview

We manufacture and distribute specialized electronic cable assemblies and other interconnector products. Our value-added services include customized connecting of electronic devices and peripheral components from different vendors.

Manufacturing and Assembly

We design, engineer, manufacture and assemble high performance copper and fiber optic cables for a variety of telecommunication applications. Such applications range from simple cross-connection between multiple devices to custom fiber optic splice kits for distribution and interconnection between telecommunication providers or end-users.

Through our predecessor companies, we have over 30 years of experience manufacturing and assembling high quality (IS0 9002 certified) products.
We are approved to manufacture assemblies in compliance with the standards of Bellcore, Underwriters Laboratories and the Canadian Standards Association. We supply several large OEMs with numerous fiber optic and copper cable assembly products.

Our manufacturing and assembly operations are based in Farmingdale, New York, with additional operations in Long Island City, New York and San Jose, California. We also maintain a sales office in Boston, Massachusetts.

Distribution and Logistics

We distribute structured cabling systems, components and cable management solutions to information technology contractors, telecommunication cabling installers, and end-users to support enterprise communication networks.

We coordinate the sale and distribution of products from world-class cabling infrastructure manufacturers, including Corning Cabling Corporation (formerly SIECOR), 3M, ITT Network Systems & Services, NORDX/CDT and Damac. We closely monitor the market for state-of-the-art products that we believe will enhance our product offering and improve our ability to service existing and future customers.

We employ technical support and inside sales personnel to support our outside sales force. All personnel are trained and certified on all products that we distribute.

Our distribution and logistics operations are based in Long Island City, New York, with additional operations in our other offices.

We believe that our success relies heavily on our ability to continue to competently manufacture and distribute innovative products. We continuously seek to improve our manufacturing processes by adding new capabilities that increase efficiency and opportunities. The dynamic nature of the communications industry requires us to closely monitor trends to

                                   31


insure that the infrastructure products we carry in our distribution portfolio are reliable and responsive to our customers' needs. We seek to take advantage of the following industry trends:

  -The rapid expansion of the Internet, which is placing unprecedented demand on the fiber optics industry.

  -The convergence of communications services (voice, data and video) into a single circuit or reduced number of circuits. We expect that this trend will place significant bandwidth demand on Internet and traditional communication providers, resulting in ongoing rebuilding and re-engineering of their fiber optic networks.

  -The rapidly expanding trend toward contract manufacturing. We seek to expand our market share to address opportunities for cable assembly work in the fiber optic and copper industries.
Our History

A predecessor commenced operations in 1970 as Vertex Electronics, Inc. We were incorporated as VTX Electronics Corp. in 1986 to acquire Vertex Electronics and we completed our initial public offering in 1986.


Our Bankruptcy Reorganization

On January 10, 1997 we filed a voluntary petition for reorganization under Chapter 11 of the Federal Bankruptcy Code in the Eastern District of the
State of New York, and consummated our Plan of Reorganization on January 12, 1998 after obtaining exit financing from Congress Financial Corporation for our bankruptcy proceedings.

Under our Second Amended Joint Plan of Reorganization, dated September 24, 1997, which was confirmed by the Bankruptcy Court, Eastern District on October 30, 1997, we completed the following transactions:

  -Our wholly owned subsidiary, Vertex Computer Cable and Products, Inc., was merged with and into us on November 20, 1997;

  -We changed our name from VTX Electronics Corp. to Vertex Computer Cable and
   Products, Inc. as of November 20, 1997;

  -All of our outstanding preferred stock was cancelled and the holder of the preferred stock, TW Cable, L.L.C., received common stock representing 90% of our issued and outstanding common stock. The principal owner of TW Cable, Edward Goodstein, served as our Chairman of the Board and Chief Executive Officer from January 1997 through October 1998 and remains a Director;

  -We declared a one-for-five reverse stock split of our common stock, effective
   December 29, 1997.

                                    32


As of January 10, 1997, our authorized capital stock consisted of 40 million shares of common stock and 5 million shares of preferred stock. After all issuances of common stock under the plan of reorganization, including the issuance to TW Cable, L.L.C. and the reverse stock split, 25,304,000 shares of common stock were outstanding and no shares of preferred stock were outstanding.

Under the terms of our Plan of Reorganization, the Class 7 Unsecured Creditors were to receive four payments of approximately $200,000 plus a percentage of our future income for up to five years. We made the payments due to the Class 7 Creditors on November 15, 1998 and February 15, 1999, but failed to make the payments due on May 15, 1999 and August 15, 1999.

The treatment of the Class 7 Creditors under the Second Amended Joint Plan of Reorganization was modified in March 2000 in several respects.

As a result, the Class 7 Creditors will receive a total of $779,000 in full satisfaction of their claims, $500,000 of which had been paid and the balance (with simple interest of 8% per annum accruing from February 15, 2000), payable in thirty (30) installments of $10,449.05 each commencing June 15, 2000. To date we have paid them approximately $142,000. We may prepay the entire outstanding balance, plus interest to date of payment, at any time without penalty.

If we pay the $279,000 plus interest by March 30, 2001, we have the option of paying an additional $25,000 by that date to release our obligation to pay the Class 7 Creditors a percentage of future income.

Sale of Assets

In June 1997, we sold our distribution business product lines and all assets used in connection therewith for $500,000 to TW Cable LLC. Under the asset purchase agreement, TW Cable, LLC was permitted to purchase approximately $1,500,000 of our distribution inventory for an amount equal to 82.5% of the book value over the following twelve months. Pursuant to the agreement TW Cable, LLC also agreed to assume certain leases. TW Cable, LLC assumed three locations, including all employees of these locations.

Sale of our Maryland Facility

In October 1998, we entered into a Purchase and Sale of Assets agreement whereby we sold certain assets, principally inventory and fixed assets, of our Maryland facility to an unrelated party for $200,000. In connection with our agreement, we agreed to sublease the facility to the purchaser under the terms of our lease, subject to cancellation upon thirty days notice to us.
The agreement provided that upon notice of cancellation, the purchaser would bear fifty percent of any net loss resulting from the vacancy of the building. We also:

  -granted the purchaser the use of the "Vertex" name through April 30, 1999 and

  -granted reciprocal non-compete arrangements as follows:

     -they or their affiliates will not conduct or manage any business operation substantially similar to our product line, either as owner, consultant, manager,associate, employee, partner, agent, principal or otherwise, in

                                   33



      the states of California, New York, New Jersey, Pennsylvania and all New England States through October 20, 2008.

  -We or our affiliates will not conduct or manage any business substantially similar to their product line either as owner, consultant, manager, associate, employee, partner, agent, principal or otherwise, in the states of Maryland, Virginia, Delaware, the District of Columbia through October 20, 2008.

The purchaser subsequently cancelled the sublease, and we are party to a lawsuit with the landlord and are pending resolution. See "Legal Proceedings."

Reverse Acquisition and Merger

On December 16, 1998, we entered into an agreement with Old DataWorld (a privately held distributor), Daniel McPhee and Christopher Francis (Old DatwWorld's principal stockholders), TW Cable, LLC. and Edward Goodstein (our then Chairman and principal stockholder). Pursuant to the agreement:

  -We acquired all of the outstanding common and preferred stock of Old
   DataWorld in exchange for the issuance of 1,500,000 shares of our common stock,

  -TW Cable LLC forgave approximately $2,400,000 in principal face amount of secured subordinated debt and accrued interest;

  -TW Cable LLC forgave $280,000 of indebtedness, contributed $400,000 cash and arranged for approximately $400,000 of TW funds held in escrow for the benefit of our creditors to be released to such creditors as payment on our behalf in exchange for 6,000 shares of our newly issued $6 Senior Cumulative Convertible Preferred Stock having a stated value of $100 per share;

  -We acknowledged a debt owed to Edward Goodstein in the amount of $200,000, evidenced by a note payable providing for 36 equal monthly installments commencing July 1, 1999. This note payable was personally guaranteed by Daniel McPhee and Christopher Francis; and

  -Messrs. McPhee and Francis purchased 17,000,000 shares of our common stock from TW Cable LLC for $200,000.

As a result of the above, Messrs. McPhee and Francis collectively owned approximately 66% of our common stock and effective December 18, 1998, Mr. McPhee became the Chairman of the Board, Chief Executive Officer, President and Director, and Mr. Francis became Chief Operating Officer and Director, and DataWorld became our wholly-owned subsidiary. In May 1999, we merged with this subsidiary, and changed our name to DataWorld Solutions, Inc. In June 1999, our certificate of incorporation was amended to reflect a change in par value of our common stock from $.10 to $.001 per share.

Refinancing of our Credit Agreement

We recently amended our revolving credit financing agreement with a financial institution. The amended agreement provided for maximum borrowings of $5,000,000 through January 2002. See "Description of Certain Indebtedness."


                                  34


Recent Financings

In February 1999, we issued and sold 1,020,000 shares of our common stock to 13 investors, at a purchase price of $.10 per share, for an aggregate price of $102,000.

In March 1999, we issued and sold 500 shares of our $6 Senior Cumulative Convertible Preferred Stock to TW Cable LLC.

In December 1999, we issued a convertible debenture with a principal amount of $250,000. The debenture holder was also granted warrants to purchase up to a maximum of 300,000 shares of our common stock at $.50 per share. In March 2000, the debentures were automatically converted into 250,000 shares of common stock after the average bid price exceeded $1.50 for 30 consecutive business days, consistent with the terms of the agreement.

In January 2000, we issued 1,800,000 non-forfeitable shares of common stock, in exchange for services valued at $360,000, to be provided in connection with the development of our Web site. Through June 30, 2000, we recognized $54,000 of expense relating to the initial design of the Web site. Unamortized Web site development costs have been classified as a component of stockholders' equity in the accompanying financial statements and will be recognized as services are provided.

In May 2000, we issued and sold 152,905 shares of our common stock and a common stock purchase warrant to purchase 12,500 shares of our common stock for an aggregate price of $125,000. We intend to use the capital to fund working capital and to finance acquisitions.

In May 2000, we issued and sold 1600 shares of our Series B 8% Convertible Preferred Stock, par value $.01, and 160,000 common stock purchase warrants for an aggregate price of $1,600,000 in a private placement transaction with the Augustine Fund, L.P. We intend to utilize the capital to fund working capital and to finance acquisitions.

Business Strategy

Our business strategy is to develop a value-added distribution network through internal growth and acquisitions, with a focus on connectivity solutions for data and telecommunications. Management plans to continue to:

  -introduce new connectivity solutions,

  -improve operating efficiencies through a more efficient organizational structure, eliminate duplicated activities and integrate manufacturing capabilities between our two manufacturing facilities,

  -achieve critical mass in order to develop stronger relationships with, and obtain improved terms from, key suppliers,

  -distribute to and service large national and international customers.

Our relationships with customers focus on providing connectivity solutions. Such solutions include advising customers on the options available to meet their specific needs, and manufacturing custom-made electronic cable assemblies to address these needs. In addition, we continue to service our customers with components and assemblies as their systems grow. We believe


                                   35


that manufacturers of products generally choose to build relationships with distributors capable of offering advisory services, technical support and other services, such as manufacturing custom-made electronic cable assemblies. We believe that we are perceived as a value-added manufacturer by both suppliers and customers as a result of our technical skills, knowledge of the marketplace, access to and understanding of product capabilities, and technical design and manufacturing capabilities for custom-made electronic cable assemblies. We have been a value-added reseller for 3M since 1998.
As a value-added reseller, we receive daily orders for single mode fiber cable assemblies directly from 3M and we ship such assemblies directly to 3M's customers. We also sell single-mode fiber cable assemblies to our customers.

Effective with our transaction with Old DataWorld in December 1998, we became a distributor of connectivity products. This enables us to provide our customers with many of the additional product lines they require.

Growth Through Acquisition

We are in the process of identifying potential acquisitions to expand our business. We plan to seek capital investment to finance these acquisitions. We believe that acquisitions could provide an expanded customer base necessary to increase sales volume. There can be no assurances, however, that we will be successful in identifying suitable acquisition candidates, obtaining the required investment capital to finance acquisitions or consummating such acquisitions on favorable terms, or at all. We have retained a consultant to assist us in identifying potential merger or acquisition targets and to advise us on possible debt or equity financing to facilitate our business plan objectives.

Products and Services

Our products and services consist principally of the design and manufacture of custom-made electronic cable assemblies and harnesses used as solutions for connectivity requirements in data communications. We employ design, engineering and technical support personnel to develop alternative connectivity solutions and manufacture custom-made electronic cable assemblies.

Principal Suppliers

Management believes that we are not dependent on any particular supplier. For the fiscal years ended June 30, 2000 and 1999, none of our suppliers accounted for more than 10% of our purchases.

We work from manufacturers' lead times. Deliveries range from one week to approximately 90 days. We have a fully integrated on-line computer system that enables us to determine immediate inventory availability of our stocking facilities. We monitor and maintain manufacturers' delivery schedules to ensure "on-time" delivery for our customers and to maintain our inventory levels. We seek to minimize lead times for our customers without financing excess stock levels or risking technological obsolescence. Several manufacturers have provided us with an expedited shipping function in order to better service our customers.

                                    36


Sales and Marketing

We offer a broad range of custom-made cable assemblies and harnesses used as connectivity solutions to end-users, professionals who install and service data communications and original equipment manufacturers. We operate through three locations in the Northeast and Western regions of the United States. Each of the locations operates as a sales office, manufacturing facility and warehouse. These operations support the design and manufacture of custom-made and standard cable assembly requirements for our entire business.

In order to effectively meet each customer's needs, the sales force first gains an understanding of the customer's system connectivity requirements before recommending one or more possible solutions. We generally do not participate in the design of computer applications but rather participate in the design and implementation of the connectivity solutions required for data communications.

Our field sales force is supported by inside sales personnel who handle incoming customer calls, perform sales estimates, provide responses to customer questions and assist in sales prospecting. Sales leads are typically generated by ongoing interaction with existing customers, sales calls to companies not currently customers, referrals from suppliers and advertising and promotional efforts. Our advertising and promotion program consists of:

  -exhibits at national and regional trade shows;
  -company-sponsored seminars and product demonstrations in regional areas; -advertisements in trade publications; and
  -direct mail campaigns to targeted market niches.

Major Customers

Our net sales are not dependent on any particular customer. During the fiscal years ended June 30, 2000 and 1999, no customer accounted for 10% or more of our net sales. Our customer base consists primarily of telecommunication companies, financial institutions, original equipment manufacturers and general contractors.

Competition

All aspects of our business are highly competitive. We compete with several national distributors, most of which have greater financial and other resources than we have available. We also compete with numerous distributors on a local and regional basis.

We believe that our ability to design and manufacture custom cable assemblies and to provide technical support differentiates us from some of our primary competitors and provides a competitive advantage. There can be no assurance that we will be able to successfully exploit such advantage.

                                   37


Product Liability Insurance

We maintain a comprehensive general liability insurance policy in the amount of $2,000,000 with an umbrella policy, including products liability, providing coverage in the aggregate amount of $10,000,000, which we believe to be adequate coverage.

Employees

As of September 1, 2000, we had 98 full-time employees. Of these, 15 are sales and marketing personnel; 5 are design, engineering and technical support personnel; 10 are purchasing, warehouse and inventory control personnel; 49 are cable assembly manufacturing personnel; 6 are quality control personnel; and 13 are accounting, data processing and other administrative personnel. Thirty-three employees are covered by a collective bargaining agreement at our Farmingdale facility. We consider our labor relations to be generally satisfactory.



DESCRIPTION OF PROPERTY

We lease all of our facilities and do not own any real property. Our corporate headquarters are located at 920 Conklin Street, Farmingdale, New York, where we lease approximately 21,000 square feet, consisting of approximately 3,500 square feet of office space and 17,500 square feet of manufacturing/warehouse space. This location also serves as a sales office, manufacturing facility and warehouse. Our lease agreement commenced February 10, 1999 and expires in March 2002. Our base monthly net rent is $7,700 from April 1, 2000 through March 31, 2002 and $7,938.33 from April 1, 2001 through March 31,
2002, not including real estate taxes, insurance premiums, cost of removal of commercial refuse and utilities. We have an option to renew our lease for a term to begin on April 1, 2002 through March 31, 2003 and April 1, 2003 through March 31, 2004, with base monthly rent due during each period of $8,176.87 and $8,415.00, respectively. We are currently subleasing approximately 7,500 square feet of space at our headquarters to an unaffiliated company on a month-to-month basis, terminable upon 3 months written notice by either party.

We lease 5,500 square feet in Long Island City, New York for use as a sales office and warehouse. Our lease agreement commenced on August 27, 1999 and expires on August 31, 2001. Our current base monthly net rent is $6,354.33, not including real estate taxes, insurance premiums, cost of removal of commercial refuse and utilities.

We lease approximately 9,950 square feet in San Jose, California, for use as a sales office, manufacturing facility and warehouse site. Our lease agreement commenced on June 2, 1997 and expires in May 2002. Our base monthly rent is $10,224 for the twelve months beginning June 1, 2000, and $10,603 for the twelve months beginning June 1, 2001, not including real estate taxes, insurance premiums, cost of removal of commercial refuse and utilities.


                                    38


We believe that our existing facilities are adequately covered by insurance and are adequate for the foreseeable future.

LEGAL PROCEEDINGS

You should read the description of certain matters related to our recent bankruptcy discussed at "Risk Factors" and "Description of our Business-Second Amended Plan of Reorganization" and " Modification of Second Amended Plan of Reorganization".

MANAGEMENT

Executive Officers and Directors
The following table sets forth the name, age and position of our directors and executive officers:

Name                   Age                  Positions Held
-----------------    ------                ------------------
Daniel McPhee          37           Chairman of the Board, President, Chief
                                    Executive Officer and Director (Principal
                                    Executive Officer)
Christopher Francis    38           Chief Operating Officer and Director

Edward Goodstein       53           Director

Nicholas T. Hutzel     31           Vice President, Controller and Secretary
                                    (Principal Financial and Accounting Officer)
Abraham Mendez         33           Vice President of Manufacturing Sales
__________

Daniel McPhee

Daniel McPhee has served as Chairman of the Board of Directors, President, Chief Executive Officer and Director since December 17, 1998. Prior thereto, Mr. McPhee served as a Director and Chief Executive Officer of Old DataWorld since its inception in 1998. Prior thereto, and since 1992, Mr. McPhee was associated with Elcan Technologies Corp. as senior sales representative and was promoted to Executive Vice President in early 1997. From 1988 to 1992, Mr. McPhee was employed by United Datacom & Cable, Inc. as a salesman and Vice President. From 1985 to 1988, Mr. McPhee was a project manager with Forest Electric Corp. In 1985, Mr. McPhee received a bachelors degree in Business Administration from Adelphi University. Mr. McPhee is a member of the Communication Managers Association.

                                    39


Christopher Francis

Christopher Francis has served as Chief Operating Officer and Director since December 17, 1998. Prior thereto, Mr. Francis co-founded Old DataWorld with Mr. McPhee and served as a Director and Chief Operating Officer since its inception in 1998. Prior thereto, Mr. Francis was employed by Elcan Technologies Corp. from May 1985 until May 1998. At Elcan, Mr. Francis held various positions including Vice President of Operations. In such capacity, Mr. Francis' responsibilities included purchasing and inventory management. Mr. Francis attended Seton Hall University where he majored in Business Administration.

Edward Goodstein

Edward Goodstein has served as a Director of the Company since January 1997. Mr. Goodstein is also the owner of TW Cable LLC, a major holder of our $6 convertible preferred shares and common stock. Mr. Goodstein was formerly President and majority stockholder of TW Communications, a privately held company, which he sold in December 1997. TW Communications was a distributor of telecommunication wire, cable, fiber-optics and installation supplies.

     -The following Executive Officers are not Directors:

Nicholas T. Hutzel

Nicholas Hutzel has served as Vice President and Controller of DataWorld since February 1997. Mr. Hutzel has also been Corporate Secretary since March 1997. Mr. Hutzel joined us in June 1993, and continued service until July 1996.
From July 1996 through February 1997, Mr. Hutzel was employed as a Controller for a private sign manufacturer that handled major commercial accounts throughout the United States.

Abraham Mendez

Abe Mendez has served as Vice President of Manufacturing Sales since August 1997, and has been with us since 1985. Prior to becoming Vice President of Manufacturing Sales, Mr. Mendez was Vice President of Operations and Sales Manager for the New York facility.

Committees of the Board of Directors

We do not have any committees at this time. All Board functions are performed by the Board of Directors as a whole.

Directors' and Officers' Terms and Directors' fees

Our Board of Directors consists of 3 members. Each Director is elected for a period of one year and serves until his or her successor is elected and qualified. Executive officers serve at the pleasure of the Board of Directors.

                                  40


Our By-laws provide that the Board of Directors have the authority to set director's fees and reimburse directors for expenses associated with attendance of Board meetings. The Board has resolved that no such fees will be payable until further Board action.

EXECUTIVE COMPENSATION

Summary Compensation Table
The following table sets forth, for the fiscal year indicated, all compensation awarded to, earned by or paid to all individuals serving as our Chief Executive Officer or acting in a similar capacity and the most highly compensated executive officers.



LONG-TERM COMPENSATION
Name and Principal        Fiscal  Salary  Bonus   Other Annual    Number of      All Other
Position                  Year     ($)      ($)   Compensation    Options        Compensation
                                                      ($)                            ($)
Daniel McPhee,
  Chairman of the Board,
  President, Chief        1998  $ 25,000    $   -    $    -          -          $    -
  Executive Officer and   1999  $ 74,000    $   -    $    -          -          $    -
  Director (1)            2000  $125,000    $ 25,000 $    -          -          $    -

Christopher Francis,      1998  $ 25,000    $   -    $    -          -          $    -
  Chief Operating Officer 1999  $ 74,000    $   -    $    -          -          $    -
  and Director (1)        2000  $125,000    $ 25,000 $    -          -          $    -

Abraham Mendez            1998  $   -       $   -    $    -          -          $    -
  Vice President of       1999  $ 42,734(5) $   -    $    -          -          $    -
  Manufacturing Sales1998 2000  $ 82,740    $ 10,000 $    -        25,000(2)    $    -

Nicholas Hutzel           1998  $   -       $   -    $    -          -          $    -
  Vice President          1999  $ 35,154(5) $   -    $    -          -          $    -
  of Finance              2000  $ 66,000    $   -    $    -        25,000(2)    $    -

Edward Goodstein          1998  $   -       $   -    $    -          -          $    -
  Director(3)             1999  $   -       $   -    $    -          -          $    -
                          2000  $   -       $   -    $    -          -          $    -



(1)	Began to serve at these executive positions during fiscal 1999, pursuant to an agreement dated December 17, 1998.
(2)	Options granted on December 13, 1999, $.20 exercise price, vesting 1/3 per year on December 1st of each year.
(3)	Served as Chairman of the Board and Chief Executive Officer from January
    1997 to December 1998.
(4)	For the period of April 1, 1998 to June 30, 1998.
(5) For the period of December 18, 1998 through June 30, 1999

We currently have no pension plan for employees not subject to collective bargaining arrangements.

Stock Option Plan

We do not have a stock option plan at this time.

                                    41


Stock Option Grants; Warrants

On December 13, 1999, the Board of Directors granted options to purchase 25,000 shares of our common stock to each of Nicholas T. Hutzel and Abraham Mendez. The exercise price of the options is $.20 per share and the options vest 1/3 per year on December 1st of each year and may be exercised until December 1, 2005.

Employment Agreements

We have no written employment or similar agreements with any of the Named Executive Officers or employees, except for a collective bargaining agreement with the employees of our Farmingdale, New York facility.



PRINCIPAL AND SELLING STOCKHOLDERS

The selling securityholders are offering to sell up to 22,743,871 shares of our common stock covered by this prospectus. The following table lists:

  -the number of shares of common stock beneficially owned by the selling securityholders prior to this offering;
  -the maximum number of shares of common stock the selling securityholders may sell under this prospectus;
  -each person who owned of record, or was known to beneficially own, more than five percent (5%) of our outstanding shares of common stock;
  -each of our directors, our chief executive officer and our other most highly compensated executive officers during 1999; and -all of our current directors and executive officers as a group.

In the case of the shares of common stock underlying the Series B 8% Convertible Preferred Stock, the number of shares offered for sale hereby represents an estimate of the number of shares of common stock issuable upon conversion of, or otherwise with respect to, the Series B 8% Convertible Preferred Stock and the related option, based on 200% of the number of shares of common stock issuable at an assumed conversion price of $.31 per share. In the case of the shares underlying the warrants, the number of shares offered for sale hereby represents an estimate of the number of shares of common stock issuable upon the exercise of warrants based on 200% of the number of shares of common stock issuable at an assumed exercise prices of $.31 per share. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the selling stockholder may also offer and sell shares issued with respect to the Series B 8% Convertible Preferred Stock, or the warrants and option, as a result of stock splits, stock dividends or similar transactions. This is not intended to constitute a prediction as to the number of shares into which the Series B
8% Convertible Preferred Stock will be converted or the warrants or options will be exercised.

                                    42



Name and Address of     Number of Shares    Number of Shares   Number of Shares of   Percentage of Class
Beneficial Owner        of Common Stock     of Common Stock    Common Stock
                        Beneficially        Offered Hereby     Beneficially Owned
                        Owned Before the                       After the Offering    Before      After
                        Offering                                                     Offering    Offering
-------------------     ----------------    ----------------   -------------------   --------    ---------
Daniel McPhee (1)        8,585,000           0                  8,585,000             30%         17%

Christopher Francis (1)  8,585,000           0                  8,585,000             30%         17%

TW Cable LLC (2)         3,464,389           0                  3,464,389             12%          7%

All directors and officers
as a group              20,634,389           0                 20,634,389             71%         40%

E-Start Limited(5)       1,800,000           0                  1,800,000              6%          3%






Name and Address of
Selling Securityholder


Augustine Fund, L.P.    22,083,871          22,083,871              -                 43%          -
(3)(7)(8)(9)

Delano Group Securities,   160,000             160,000              -                  -           -
LLC (4)(9)

Crossroad Ventures LLC     160,000             500,000              -                  1           -
(6)(9)



__________
(1)	The address for Messrs. McPhee and Francis is 920 Conklin Street,
     Farmingdale, NY 11735.
(2)	The address for TW Cable LLC is 81 Executive Blvd., Farmingdale, NY 11735.
(3)	The address for Augustine Fund, L.P. is 141 West Jackson Blvd., Suite 2182,
    Chicago, Illinois 60604.  Augustine Fund, L.P. is not a registered broker-
    dealer.  Augustine may be deemed to be an affiliate of Delano Group
    Securities, LLC., a registered broker-dealer and one of the selling securityholders, due to a minority equity ownership in Delano held by the principles of Augustine Fund, L.P..
(4)	The address for Delano Group Securities, LLC is 141 West Jackson Blvd.,
    Suite 2176, Chicago, Illinois 60604.  Delano Group Securities, LLC is a
    registered broker-dealer and may be deemed to be an affiliate of Augustine
    Fund, L.P. due to a minority equity ownership in Delano held by the principals of Augustine Fund, L.P..
(5)	The address for E-Start Limited is 2519 N. Ocean Boulevard, Suite 511, Boca
    Raton, Florida 33431.
(6)	The address for Crossroad Ventures LLC is 220 Sunrise Avenue, Suite 205,
    Palm Beach, Florida  33480
(7)	The shares of common stock listed will be acquired by the selling securityholder:
 -upon the conversion of shares of our Series B 8% Convertible Preferred Stock;
 -upon the exercise of warrants issued in connection with our sale of Series B
   8% Convertible Preferred Stock;
 -upon the exercise of an option granted in connection with our sale of Series
   B 8% Convertible Preferred Stock; and
 -upon payment of dividends by us in lieu of cash on the Series B 8%
   Convertible Preferred Stock.
(8)	The "Number of Shares of Common Stock Offered Hereby" for the selling securityholders includes an estimate of the number of shares of common stock that would be issuable upon conversion of, or otherwise with respect to, the Series B 8% Convertible Preferred Stock based on 200% of the number of shares of common stock that would be issuable at an assumed conversion price of $.31 per share (10,322,581 shares) or the exercise of the option pursuant to Section 6.2(d) of the Certificate of Designation of Series B 8%
   Convertible Preferred Stock or in lieu of cash dividends on the Series B
   Preferred.  The actual number of shares of common stock issuable upon conversion of the Series B 8% Convertible Preferred Stock  is based, in

                                       43


   part, by a formula based on the market price at the time of conversion, and is therefore subject to adjustment and could be materially less or more than such estimated number depending on factors which we cannot predict. Specifically, at the holder's option, the shares of Series B 8% Convertible Preferred Stock may be converted, either in whole or in part, into shares of common stock, any time or from time to time, at a conversion price per share of common stock equal to the lesser of (i) 106% of the lowest of the closing bid prices for the common stock on the OCT Bulletin Board for the five trading days immediately preceding May 31, 2000
   (subject to adjustment for any stock-split or stock combination to occur) and (ii) 71% of the average of the closing bid prices of the shares of common stock as reported on the OTC Bulletin Board, subject to further downward adjustment as discussed elsewhere in this Prospectus, for the three trading days on which the three lowest closing bid prices are reported during the 30 trading days preceding the conversion date, subject to certain restrictions and adjustments. Further, Augustine shall have the option to purchase one additional share of our common stock for each for each share of common stock issuable as a result of the conversion the Series B 8% Convertible Preferred Stock, at an exercise price per share equal to the conversion price. In no event shall we have the obligation, nor the holder the right, to convert all or any portion of the Series B 8% Convertible Preferred Stock or exercise the option if and to the extent the issuance of shares of common stock upon such conversion or exercise of the option would result in the holder being deemed a beneficial owner of more than 5% of the then outstanding shares of our common stock within the meaning of 13(d) of the Exchange Act and the rules promulgated thereunder.
(9)	The "Number of Shares of Common Stock Offered Hereby" for the selling securityholder includes an estimate of the number of shares of common stock that would be issuable upon the exercise of common stock purchase warrants to purchase 160,000 shares (in the case of Augustine), 100,000 shares (in the case of Delano) and 500,000 shares (in the case of Crossroad) of our common stock based on the number of shares (200% of such numbers in the case of Augustine) of common stock that would be issuable at a conversion price of $.96875 per share, as calculated by 120% of the lowest closing bid price for the 5 trading days preceding May 31, 2000. The actual number of shares of common stock issuable upon exercise of the warrants is based, in part, by the extent the selling securityholder exercises his warrants and adjustments made for stock splits, stock combinations, dividend payments or asset distribution.

To our knowledge, the selling securityholders have not had any position, office or other material relationship with us or any of our affiliates during the past three years (other than as a holder of our securities), except that Delano Group Securities, LLC has provided us with placement agent and advisory services;.

We are required to pay all fees and expense to register the common stock whether or not the registration statement is filed or becomes effective and whether or not any registerable securities are sold pursuant to the registration statement.

We have agreed to indemnify one of the selling securityholders and its affiliated parties against specified liabilities, including liabilities under the Securities Act, in connection with this offering. The selling securityholder has agreed to indemnify us and our directors and officers, as well as any persons controlling our company, against liabilities, severally, and not jointly, including liabilities under the Securities Act, relating to information supplied by them for use in this prospectus. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors or officers, or persons controlling the company, we have been advised that in the opinion of the SEC this kind of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                                     44

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On January 10, 1997, TW Cable LLC concluded a transaction with the holders of our stock and subordinated debentures pursuant to the terms of a securities purchase agreement. The owner of TW Cable was Edward Goodstein, who is currently a director of our company and formerly served as our Chairman and Chief Executive Officer from January 1997 through December 1998. As a result of that transaction, TW Cable acquired all of our issued and outstanding preferred stock and $2,615,000 principal face amount of debentures, together with warrants to purchase 53,350,000 shares of common stock. The preferred stock was convertible into 4,950,000 shares of common stock. Each share of preferred stock was entitled to 1,500 votes on all matters other than the election of directors. The holders of the preferred stock, as a class, were entitled to elect 75% of the members of the Board of Directors (see October 30, 1997 event below).

On May 7, 1997 we entered into an asset purchase agreement with TW Cable, subject to Bankruptcy Court approval, pursuant to which TW Cable acquired our distribution business product lines and all of its related assets for $500,000. In addition, the agreement entitled TW Cable to purchase approximately $1,500,000 of our distribution inventory for an amount equal to 82.5% of the book value over the next twelve months. The Bankruptcy Court approved the sale on June 17, 1997, and a closing occurred on June 26, 1997. TW Cable assumed three locations and their leases, including all of our employees based at these locations.

On October 30, 1997, our second amended plan of reorganization and disclosure statement was confirmed by the United States Bankruptcy Court in Westbury, New York. The confirmed plan was to be effective on the date we secured exit financing. On January 12, 1998, we secured exit financing with a lender, effectuating the plan. The plan called for an initial distribution to Class
7 unsecured creditors with claims greater than $1,000 to receive 13.5% of their claim and future distributions based on cash flow over the next five years. Class 6 unsecured creditors with claims less than $1,000 received a distribution of 20% of their claim. The initial distribution payments and certain other administrative claims were guaranteed by TW Cable LLC. Under the plan, our wholly owned subsidiary, Vertex Technologies, Inc., merged into us, and we changed our name to Vertex Computer Cable & Products, Inc. Under the plan, 25.3 million of our 40 million authorized shares of common stock were issued and outstanding. Effective December 29, 1997, holders of our outstanding 12,652,000 common stock shares received 2,530,400 post-reorganization shares following a 5-to-1 reverse stock split. Further, the preferred stockholders (TW Cable) surrendered and exchanged outstanding preferred stock and forgave accrued dividends in exchange for 21,508,400 post-bankruptcy shares of common stock, or 85% of the post-reorganization outstanding common stock.

On January 12, 1998, pursuant to an exchange offer between TW Cable (whose owner, Mr. Goodstein, was our principal stockholder through ownership of the preferred stock cancelled and exchanged for common stock issued under the plan), subordinated debenture holders and holders of another $400,000 in debentures, TW Cable purchased $307,367 in debentures for cash and common stock held by TW Cable. The terms of all outstanding subordinated debentures were modified pursuant to the plan to an interest rate of 8% per annum, payable semi-annually


                                    45


with the principal due on January 12, 2005. In addition, TW Cable forgave $115,000, exclusive of the related debt discount of $14,800, of the $2,423,000 in debentures held. The forgiveness was accounted for as a capital contribution by an adjustment to Paid-in Capital. Subsequent to June 30, 1998, TW Cable paid additional cash as escrow of $185,000 to the Class 7 distribution creditors committee, for an aggregate amount of $389,000, in exchange for an extension of time for us to make our payments required under the plan and TW Cable paid $300,000 in additional cash collateral for an aggregate amount of $1,268,000 to our credit facility in an effort to increase working capital. Under the terms of the collateral agreement, TW Cable has the right to draw down on such collateral beginning January 2000 and began to do so on June 15, 2000.

On December 16, 1998, we completed the reverse acquisition described above under "Description of our Business."


                         DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 40,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.01. The following summary of provisions applicable to our common stock and preferred stock is subject to, and qualified in its entirety by, our Amended and Restated Certificate of Incorporation, our By-Laws and by the provisions of applicable law.

Common Stock

As of November 29, 2000, 29,044,000 shares of common stock were issued and outstanding and held by approximately 275 holders of record.

Each holder of shares of common stock is entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). The common stock does not have cumulative voting rights, which means that holders of more than 50% of the shares of common stock are able to elect all of our directors and, in this event, the holders of the remaining shares of common stock would not be able to elect any directors.

Each share of common stock is entitled to participate equally in dividends, if, as and when declared by our Board of Directors, and in the distribution of assets in the event of liquidation, dissolution or winding up, whether voluntary or involuntary, subject in all cases to any prior rights of creditors and outstanding preferred stock. We have never declared or paid dividends on our common stock and it is our present intention not to pay any cash dividends on our common stock but to reinvest our earnings, if any (See "Dividend Policy." The shares of common stock have no preemptive, conversion or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of common stock are, and all shares of common stock offered by this prospectus will be, upon issuance and sale, duly authorized, validly issued, fully paid and nonassessable. We do not currently have a sufficient number of shares of common stock authorized for issuance upon conversion of the Series B 8% Preferred Stock and the exercise of the related option and the

                                       46

warrants held by the selling security holders in violation of our obligation under such instruments. Accordingly, we intend to seek stockholder approval to increase our authorized common stock at our next stockholders meeting.


Preferred Stock

Our Board of Directors may, without stockholder approval and subject to the rights of the holders of our existing preferred stock, establish and issue shares of one or more classes of preferred stock having the designations, dividend rates, liquidation preferences, redemption provisions, sinking fund provisions, conversion rights, voting rights and other rights, preferences and limitations that our Board may determine. The Board may authorize the issuance of preferred stock with voting, conversion and economic rights senior to the common stock so that the issuance of the preferred stock could adversely affect the market value of the common stock. The creation of one or more seriesof preferred stock may adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things and under some circumstances, have the effect of delaying, deferring or preventing a change in control of our company without any action by stockholders.

As of the date of this prospectus our issued and outstanding preferred stock consisted of the following:

  -6,500 shares of $6 Senior Cumulative Convertible Preferred Stock; -1,600 shares of Series B 8% Convertible Preferred Stock.

Each series of preferred stock ranks prior to the common stock and the Series B 8% Convertible Preferred Stock ranks prior to the $6 Senior Cumulative Convertible Preferred Stock, with respect to the payment of dividends and the right to share in our assets upon liquidation.

$6 Senior Cumulative Convertible Preferred Stock

The series of preferred stock designated as $6 Senior Cumulative Convertible Preferred Stock consists of 20,000 shares, with a stated value of $100 per share, par value $.01, of which 6,500 shares are outstanding as of the date of this prospectus. The $6 Senior Cumulative Convertible Preferred Stock shares rank prior to any of our common stock and subject to the dividend, liquidation preference and voting rights of the Series B 8% Convertible Preferred Stock.

The $6 Senior Cumulative Convertible Preferred Stock and cumulative but unpaid dividends thereon are convertible, at the option of the holder, into shares of our common stock as long as the market price of our common stock is $1.50 or greater. The number of shares of common stock resulting from the conversion will be calculated by dividing the stated value of the $6 senior Cumulative Convertible Preferred Stock, plus the cumulative but unpaid dividends by the conversion price. The conversion price of the $6 Senior Cumulative Convertible Preferred Stock will be 75% of the per share market price of our common stock.

                                    47

Holders of our $6 Senior Cumulative Convertible Preferred Stock are entitled to receive, subject to the rights of the holders of the Series
B 8% Convertible Preferred Stock, when and as declared by the Board of Directors, out of funds legally available, quarterly dividends of $1.50 per share, payable in cash on December 1, March 1, June 1 and September 1 of each year, commencing on March 1, 2000. Dividends are cumulative from December 1, 1999. In the event that dividend payments are in arrears, we may not pay dividends or make any other distributions on any stock ranking junior to the $6 Senior Cumulative Preferred Stock. Further, we may not pay dividends or make other distributions on stock ranking in parity with the $6 Senior Cumulative Preferred Stock, except if paid ratably.

We are required to redeem our then outstanding $6 Senior Cumulative Convertible Preferred Stock on December 1, 2003, at a price determined by the stated value plus any accrued and unpaid dividends on December 1, 2003. Payment may be made by either a check in the amount of the stated value plus accrued unpaid dividends or such number of shares of our common stock as determined by dividing the market value of our common stock as of December 1, 2003 into the stated value plus accrued and unpaid dividends.

The voting rights of holders of our $6 Senior Cumulative Convertible Preferred Stock is limited to instances where we:

  -wish to alter or change the designations, powers, preferences, rights, qualifications, limitations or restrictions on, or increase the number of authorized shares of, the $6 Senior Cumulative Convertible Preferred Stock in any manner; or

  -issue any preferred stock or other equity securities senior to, or pari passu with, the $6 Senior Cumulative Convertible Preferred Stock whether as to dividends, distribution, liquidation or otherwise.

In each instance, we are required to receive the affirmative consent of 75% of the holders of our $6 Senior Cumulative Convertible Preferred Stock to accomplish any of the above actions.

Series B 8% Convertible Preferred Stock

The series of preferred stock designated as Series B 8% Convertible Preferred Stock consists of 3,000 shares, with a stated value of $1,000 per share, par value $.01, of which 1,600 shares are outstanding as of the date of this prospectus and are held by Augustine Fund, one of the selling securityholders hereunder. The Series B 8% Convertible Preferred Stock shares rank prior to any of our other capital stock.

The Series B 8% Convertible Preferred stock is convertible, at the option of the holder, and shall be mandatorily converted on May 26, 2003 into shares of common stock at a conversion price equal to the stated value (plus accrued and unpaid dividends (whether or not earned or declared, whether or not there were funds legally available for the payment of dividends and whether or not a dividend payment due date has occurred since the last dividend payment)) of each Series B 8% Convertible Preferred Stock, into shares of common stock registered for resale in open market transactions on the registration statement.

The Series B 8% Convertible Preferred stock may be converted prior to the mandatory conversion date by the holder, either in whole or in part, at any time or from time to time,

                                     48

at the conversion price per share of common stock equal to the lower of: (i) 106% of the lowest of the closing bid prices of the common stock on the OTC Bulletin Board for the five trading days immediately preceding the closing date ($1.03) (subject to adjustment for stock splits or stock combinations) and (ii) 71% of the market price, subject to further reduction as described below. Because the registration statement of which this prospectus is a part was not declared effective by September 30, 2000, the conversion percentage has decreased by 2% for each month or partial month since September 30, 2000, and will be further decreased for each month or partial month in which the registration statement has not been declared, or does not remain, effective; if such registration statement has not been declared, or does not remain, effective on or after the date which is one year after the closing date and until the Series B 8% Convertible Preferred Stock has been converted in full, then the conversion percentage shall be 50%. At our option, the amount of unpaid and accrued dividends as of the conversion date shall not be subject to conversion, but instead may be paid in cash as of the conversion date; if we elect to convert the amount of such accrued and unpaid dividends at the conversion date into common stock, the common stock issued shall be valued at the applicable conversion price.

The number of shares of common stock issuable upon conversion of Series B 8% Convertible Preferred Stock shall be the number of shares of Series B 8% Convertible Preferred Stock to be converted, multiplied by the stated value plus accrued and unpaid dividends, to the extent that we do not elect to pay such accrued and unpaid dividends in cash, and divided by the applicable conversion price. Upon any conversion, the holder has an option to purchase one additional share of common stock for each share of common stock issuable as a result of such conversion, at an exercise price equal to the applicable conversion price. In no event shall we have the obligation, nor the holder the right, to convert all or any portion of the Series B 8% convertible Preferred Stock or exercise the option if and to the extent the issuance of shares of common stock upon such conversion or exercise of the option would result in the holder being deemed a beneficial owner of more than 5% of the then outstanding shares of our common stock within the meaning of 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

Holders of Series B 8% Convertible Preferred stock are entitled to receive, when and if declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends at the Dividend Rate of 8% on the Stated Value of $1,000, for each share of Series B 8% Convertible Preferred Stock. Dividends on the Series B 8% Convertible Preferred Stock are cumulative from the date of issue, whether or not declared for any reason. Each dividend shall be payable in equal semi-annual amounts on each Dividend Payment Date, commencing on June 30, 2000. At our option, dividends may be paid in cash or through the issuance of shares of common stock valued at 100% of the then applicable conversion price.

Holders of our Series B 8% Convertible Preferred Stock may have their shares redeemed, at the option of the Company, at any time until the mandatory conversion date. The value of the shares redeemed will be calculated as 125% of the stated value, plus all accrued and unpaid dividends (whether or not earned or declared, whether or not there were funds legally available for the payment of dividends and whether or not a dividend payment due date has occurred since the last dividend payment) thereon to the date of redemption; provided, however, that we may only redeem the Series B 8% Convertible Preferred Stock if the current market price is less than 200% of the current market price on the issue date.


                                   49

Holders of the Series B 8% Convertible Preferred Stock have no voting power, except as otherwise provided by the General Corporation Law of the State of Delaware, or prior to the occurrence of the following:

  -a change of the rights, preferences or privileges of the Series B 8%
   Convertible Preferred Stock;
  -the creation of any new series of capital stock having a preference over the Series B 8% Convertible Preferred Stock as to distribution of our assets upon liquidation, dissolution or winding up or the alteration or change the rights, preferences or privileges of any Senior Securities so as to affect adversely the Series B 8% Convertible Preferred Stock;
  -an increase in the authorized number of Series B 8% Convertible Preferred
   Stock; or
  -any act or thing not authorized or contemplated by the Certificate of Designation of Series B 8% Convertible Preferred Stock which would result in taxation of the holders of the Series B 8% Convertible Preferred Stock under Section 305 if the Internal Revenue Code of 1986, as amended.

In all of such circumstances, we will require a majority vote of the Series B 8% Convertible Preferred Stock Holders.


Warrants

In connection with the issuance of the Series B 8% Convertible Preferred Stock, we granted five-year warrants to Augustine Fund with an exercise price of $.96875. We also issued similar warrants to another selling securityholder, Delano Group Securities, LLC, for 100,000 shares and a warrant to Crossroad Ventures, a consultant and another Selling Securityholder, for 500,000 shares to a consultant.


Delaware Anti-Takeover Law

We are governed by the provisions of Section 203 of the General Corporation Law of Delaware. In general, Section 203 prohibits a Delaware public corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless it is approved in a prescribed manner. As a result of Section 203, potential acquirors may be discouraged from attempting to effect acquisition transactions with us, thereby possibly depriving holders of our securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.


Limitation on Liability of Directors; Indemnification

Our Restated Certificate of Incorporation, as amended, eliminates, in certain circumstances, the liability of our directors for monetary damages for breach of their fiduciary duties as directors unless the breach involves:

  -a director's duty of loyalty to us or our stockholders, -acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law,

                                     50


  -liability for unlawful payments of dividends, unlawful stock purchases or redemptions or
  -a transaction from which a director derived an improper personal benefit.

In addition, our By-Laws provide that any person who is made party to an action by reason of the fact that such person is or was a director, officer, advisor, employee or agent of our company, shall be indemnified by us to the fullest extent authorized by Delaware law, which indemnification shall not be deemed exclusive of any other rights to which any indemnified person may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

The effect of the foregoing is to require us, to the extent permitted by law, to indemnify our officers, directors, employees and agents for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to our best interest and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


DESCRIPTION OF CERTAIN INDEBTEDNESS

In connection with our emergence from bankruptcy in January 1998, we entered into a revised credit facility with our existing lender, Congress Financial Corp. ("Congress"). Congress in effect extended its debtor-in-possession credit facility, which had matured on January 10, 1998, for a period of three months. TW provided additional cash collateral of $500,000 in order for us to fund the plan.

In July 1998, we refinanced the revolving credit financing agreement with a new lending institution. The new agreement provided for maximum borrowings of $3,000,000 through July 31, 2000. We recently amended the agreement to increase maximum borrowings of $5,0000,000 and to extend the term until January 2002. Borrowings, at the lender's discretion, are limited to 85% of eligible accounts receivable (constituting receivables outstanding 90 days or less), 50% of eligible accounts receivable outstanding between 91 and 120 days, 40% of eligible inventories and the lesser of $700,000 or 10% of slow-moving inventory, as defined. Under the terms of the refinancing, the Company is required to pay interest at prime plus 2 1/2% but not less than $15,000 per month in minimum charges and an initial commitment fee of 1.25% and 1% per annum for the second year. The interest rate shall increase or decrease by one quarter of one percent (1/4 of 1%) per annum for each increase or decrease, respectfully of one-quarter of one percent in the prime rate, however that no decrease shall decrease the rate to less than the prime rate plus 2.50% and the minimum prime rate will be 6%. Borrowings under the agreement are secured by all our assets. Pursuant to the agreement, as amended, we are required to maintain a deficiency in tangible net worth of not more than $3,500,000 and a deficiency in working capital


                                  51

of not more than $3,800,000, as defined.   We believe we are currently in
compliance with the terms of the revolving credit facility.


SHARES ELIGIBLE FOR FUTURE SALE

As of September 30, 2000, we had 29,044,000 shares of common stock issued and outstanding and 22,743,871 shares were issuable upon exercise or conversion of outstanding convertible stock, warrants and options. Substantially all of these shares of common stock are either eligible for sale pursuant to Rule
144 or have been registered under the Securities Act for resale by the holders, including the common stock covered by this prospectus. This will permit the sale of registered shares of common stock in the open market or in privately negotiated transactions without complying with the requirements of Rule 144. We are unable to estimate the amount, timing or nature of future sales of outstanding common stock. Sales of substantial amounts of our common stock in the public market may hurt our stock's market price.

In general,under Rule 144, if a period of at least one year has elapsed since the later of the date the restricted securities were acquired from us or the date they were acquired from an affiliate, then the holder of such restricted securities is entitled to sell a number of shares of common stock equal to 1% of the issued and outstanding shares of common stock. The holder may only sell such shares of common stock through unsolicited brokers' transactions or directly to market makers. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of such sales, notices of such sales and the availability of current public information about us. Affiliates may sell shares of common stock not constituting restricted stock in accordance with the foregoing volume limitations and other requirements but without regard to the one-year holding period.

Under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted shares of common stock were acquired from us or the date they were acquired from an affiliate, as applicable, a holder of such restricted stock who is not an affiliate at the time of the sale and has not been an affiliate for at least three months prior to the sale would be entitled to sell the shares of common stock immediately without regard to the volume limitations and other conditions described above.

We cannot make any predictions as to the effect, if any, that the availability of stock for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of the common stock in the public market, or the perception that such sales may occur, could adversely affect prevailing market prices.



                            PLAN OF DISTRIBUTION

We are registering shares of common stock held by the selling securityholders, to permit the resale of such shares from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

                                   52


Each selling securityholders may sell all or a portion of the common stock beneficially owned by it and offered hereby from time to time directly through one or more underwriters, broker-dealers, or agents. If the common stock is sold through underwriters or broker-dealers the selling securityholder will be responsible for underwriting discounts or commissions or agent's commissions. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

  1.	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale,

  2.	in the over-the-counter market,

  3.	in transactions otherwise than on these exchanges or systems or in over-
     the-counter market,

  4.	through the writing of options, whether such options are listed on an options exchange or otherwise, or

  5.	through the settlement of short sales.

In connection with sales of the common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling securityholders may also sell shares of common stock short and deliver shares of common stock to close out short positions, or loan or pledge shares of common stock to broker-dealers that in turn may sell such shares. If the selling securityholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, brokers-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, brokers-dealers or agents may be in excess of those customary in the types of transactions involved.

Each selling securityholder may pledge or grant a security interest in some or all of the shares of common stock owned by it and if it defaults in the performance of the secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to the prospectus. A selling securityholder also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of the prospectus.

The selling securityholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus

                                   53


supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealer or agents, any discounts, commissions and other terms constituting compensation from the selling securityholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. In addition, upon our being notified by a named selling securityholder that a donee or a pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.
In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling securityholders will sell any or all of the shares of common stock registered pursuant to the shelf registration statement of which this prospectus forms a part.

The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement estimated to be $65,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws; provided that the selling securityholders will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling securityholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement or the selling securityholders will be entitled to contribution. We will be indemnified by the selling securityholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling securityholders for use in this prospectus, in accordance with the related registration rights agreement or will be entitled to contribution.

Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.


                                      54


                                 LEGAL MATTERS

The validity of the common stock being offered hereby will be passed upon for us by Winthrop, Stimson, Putnam & Roberts, New York, New York.



                                    EXPERTS

The financial statements as of June 30, 2000 and 1999 and for the two years then ended of DataWorld included in this prospectus have been audited by Grant Thornton LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Transfer Agent

The transfer agent for our shares of common stock is American Stock Transfer & Trust Company.











                                     55



DATAWORLD SOLUTIONS, INC.
INDEX TO FINANCIAL STATEMENTS
                                                                      Page
Balance Sheets as of September 30, 2000 and June 30, 2000............F-2

Statements of Operations for the quarters ended
September 30, 2000 and 1999..........................................F-3

Statement of Changes in Stockholders' Equity
for the quarter ended September 30, 2000.............................F-4

Statements of Cash Flows for the quarters ended
September 30, 2000 and 1999..........................................F-5

Notes to Financial Statements for the quarter ended
 September 30, 2000..................................................F-6 - F-9

Report of Independent Certified Public Accountants.................. F-10

Balance Sheets as of June 30, 2000 and 1999..........................F-11

Statements of Operations for the years ended
June 30, 2000 and 1999  .............................................F-12

Statement of Changes in Stockholders' Equity
for the years ended June 30, 2000 and 1999.......................... F-13

Statements of Cash Flows for the years ended
June 30, 2000 and 1999	..............................................F-14

Notes to Financial Statements for the years ended June 30, 2000 and 1999.............................................................F-15 - F-30



                                     F-1




                           DATAWORLD SOLUTIONS, INC.
                                                             BALANCE SHEETS

                                  			                  September 30, 	 June 30,
                                          			             2000   		      2000
                                                       (Unaudited)
                                                      -------------   ----------
ASSETS
CURRENT ASSETS:
  Cash............................................... $    -        	$  51,153
  Accounts receivable, net of allowance for doubtful
    accounts of $71,000 and 56,000 as of September 30,
    2000 and June 30, 2000, respectively.............	  3,524,037    3,058,572
  Inventories, net................................... 	 1,767,671    1,680,577
  Prepaid expenses and other current assets..........      72,689       30,221
                                                       ----------    ----------
		TOTAL CURRENT ASSETS...............................   5,364,397    4,820,523

PROPERTY, PLANT AND EQUIPMENT, net...................     459,589      466,139
GOODWILL.............................................   3,391,020    3,437,472
OTHER ASSETS.........................................      88,350       88,350
                                                       -----------   ----------
TOTAL ASSETS......................................... $ 9,303,356 	$ 8,812,484
                                                      ============ ============
LIABILITIES AND STOCKHOLDERS' EQUITY
  Current portion of long-term debt.................. $    17,114		$    22,972
  Current portion Notes payable - Affiliate..........      66,666       66,666
  Cash overdraft.....................................  	  141,211         -
  Accounts payable...................................   2,344,130 	  2,211,220
  Accrued expenses and  other........................     908,731      815,537
  Bankruptcy distributions payable...................     259,503      291,000
                                                        ----------   ----------
		TOTAL CURRENT LIABILITIES..........................   3,737,355    3,407,395

LONG-TERM DEBT, NET OF CURRENT PORTION...............   4,016,758    3,721,967
SUBSCRIPTIONS RECEIVED...............................     217,000      217,000
NOTES PAYABLE - AFFILIATE, net.......................	     55,556	      66,667
SECURED SUBORDINATED DEBENTURES, net.................      86,513       86,153

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
8% Series B Convertible Preferred Stock, $.01
   par value, stated value  $1,000 per share;
   Redemption value $2,000,000, authorized,
   3,000 shares; 1,600 shares issued and outstanding.   1,600,000    1,600,000
$6 Senior Cumulative Convertible Preferred stock,
  stated value $100 per share; authorized 5,000,000
  shares; 6,500 issued and outstanding................    682,500      672,750
  Common stock, par value $.001 per share; authorized
    40,000,000 shares; 29,044,000 issued and outstanding
    at September 30, 2000 and June 30, 2000...........     29,044       29,044
  Additional paid in capital..........................    773,020      773,020
  Accumulated deficit................................. (1,894,390)  (1,761,512)
                                                       -----------  -----------
  TOTAL STOCKHOLDERS' EQUITY..........................  1,190,174		  1,313,302
                                                       -----------  -----------
TOTAL LIABILITIES AND STOCKHOLDERS'
   EQUITY.............................................$ 9,303,356		$ 8,812,484
                                                       =========== ============

The accompanying notes are an integral part of these financial statements.


                                    F-2


                          DATAWORLD SOLUTIONS, INC.
                          STATEMENTS OF OPERATIONS
                                (Unaudited)

                                              				 	   Three Months Ended
                          									                       September 30,
						                                                   2000    	    1999
                                                     -----------  -------------
Net sales..........................................  $ 3,661,356  $  3,280,912

Cost of goods sold.................................    2,726,180     2,600,933
                                                       ----------  ------------
Gross profit....................................... 	    935,176       679,979

Selling, general and administrative expenses.......      817,016       572,178
                                                       ----------  ------------
Earnings before interest and
   depreciation and amortization................... 	    118,160       107,801

Interest expense...................................      129,543       100,257
                                                       ----------    ----------
Earnings before depreciation and amortization......      (11,383)        7,544

Depreciation and amortization......................       79,747    	   75,526
                                                       ----------    ----------

Net loss...........................................      (91,130)      (67,982)


Accrued dividends on preferred stock...............       41,748          -
                                                       ----------    ----------

Net loss applicable to common stockholders.........   $ (132,878)    $ (67,982)
                                                      ============   ==========
Share Information

Basic and diluted loss per share...................   $    (.01)     $    (.01)
                                                      ===========    ==========
Weighted average number of common shares
 outstanding.......................................   29,044,000    26,824,000
                                                      ===========   ===========






The accompanying notes are an integral part of these financial statements.

                                   F-3


                         DATAWORLD SOLUTIONS, INC.
                STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                              (Unaudited)


	                 			   8%      $6.00 		  		  	                               Retained     Total
                    Preferred Preferred             Common        Paid-      earnings     stock-
                      stock     stock     Common     stock         in     (accumulated)   holder's
                      amount   amount     shares     amount      capital     deficit)     equity
                      ------  --------  ----------  ---------   --------   ------------  ---------
Balance July 1,
 2000              $1,600,000  $672,750 29,044,000     $29,044    $773,020 $(1,761,512) $1,313,302

Accrued dividends
  on 8% Preferred
  stock                                                                        (31,998)     (31,998)

Accrued dividends
  on $6 Preferred
  stock                           9,750                                         (9,750)       -

Net loss                                                                       (91,130)     (91,130)

                   ==========  ======== ==========  ==========  ========== ============ ===========
Balance September
 30, 2000          $1,600,000  $682,500 29,044,000     $29,044    $773,020 $(1,894,390)  $1,190,174










The accompanying notes are an integral part of these financial statements.

                                  F-4

                         DATAWORLD SOLUTIONS, INC.
                          STATEMENTS OF CASHFLOWS
                              (Unaudited)
                                        						           		Three Months Ended
                                                 							      September 30,
                                                 		        2000          1999
                                                       ----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss.............................................. $ (91,130)	 	$  (67,982)
Adjustments to reconcile net loss to net cash provided
   by operating activities:
    Depreciation and amortization..................... 	  79,747        69,751
Provision for doubtful accounts.......................    15,000          -
Change in operating assets and liabilities:
    Increase in accounts receivable...................  (480,465)     (621,481)
    Increase in inventories...........................   (87,094)     (494,756)
    Increase in prepaid expenses and other current assets(42,468)      (38,536)
    Increase in other assets..........................	     - 	         (2,100)
    Increase in accounts payable and accrued expenses.   194,106       676,633
                                                        ----------    ---------
    Net cash used in operating activities.............  (412,304)     (478,471)
                                                        ----------    ---------
  CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures................................   (26,385)         -
                                                        ----------    ---------
  Net cash used in investing activities...............   (26,385)         -
                                                        ----------    ---------
  CASH FLOWS FROM FINANCING ACTIVITIES:
   Net borrowings under debt and loan agreements......   288,933       417,077
   (Repayment) borrowings from affiliate..............   (11,111)	      73,000
   Cash overdraft.....................................   141,211          -
   Decrease in bankruptcy distributions payable.......   (31,497)         -
                                                        ---------     ---------
Net cash provided by financing activities.............   387,536       490,077
                                                        ---------     ---------
NET (DECREASE) INCREASE IN CASH.......................   (51,153)       11,606

CASH at beginning of period...........................    51,153           -
                                                         ---------    ---------
     CASH at end of period............................ $   -      	  $  11,606
                                                       ===========   ==========

Supplemental disclosure of cash flow information:
  Cash paid for:
    	   	Interest..................................... $ 127,689 	   $ 100,257
                                                       ===========   ==========


The accompanying notes are an integral part of these financial statements.
                                   F-5


                          DATAWORLD SOLUTIONS, INC.
                       NOTES TO FINANCIAL STATEMENTS

1. 	BASIS OF PRESENTATION
DATAWORLD SOLUTIONS, INC., (the "Company") operates primarily in one business segment - assembly and distribution of electronic wire, cable and related products used primarily for data communication and distribution. The principal market for the Company's products is in the United States.

The balance sheet as of September 30, 2000 and the related statements of operations, statement of changes in stockholders' equity and cash flows for the three months ended September 30, 2000 have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and changes in cash flows at September 30, 2000 and for all periods presented have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principals have been condensed or omitted. It is suggested that these financial statements be read in conjunction with the financial statements and notes thereto included in the Annual Report on Form 10-KSB for the year ended June 30, 2000 filed by the Company. The results of operations for the period ended June 30, 2000 and 1999 are not necessarlly indicitive of the operating results for the respective full years.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which assumes the realization of assets and settlement of liabilities in the normal course of business. For the three months ended September 30, 2000, the Company incurred a net loss from operations of $91,130 and working capital of $1,627,042, which is not sufficient to fund the Company's operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management is currently seeking additional sources of working capital, although no assurances can be given that management will be successful in receiving additional capital.

                                   F-6

                           DATAWORLD SOLUTIONS, INC.
                          NOTES TO FINANCIAL STATEMENTS


2. 	INVENTORIES
Inventory consists principally of products held for sale.  The Company regularly reviews its inventory for obsolete and slow-moving items which includes reviews of inventory levels of certain product lines and an evaluation of the inventory based on changes in technology and markets. As of September 30, 2000 and June
30, 2000, the allowance for obsolete and slow-moving inventory was approximately
$532,000, respectively.
 		                        September 30,             June 30,
	                       		 	   2000                    2000
                           ------------           -------------
   Raw Materials	          $ 1,350,924            $  1,590,577
			Work in Process	       	    402,159                  90,000
			Finished Goods		             14,588                   -
                           ------------           --------------
	 	Inventories, net	       $ 1,767,671             $ 1,680,577
                           ============           ==============





3. LONG-TERM DEBT

 Long-term debt consists of the following:

                               					 	          September 30,   	    June 30,
                                               			  2000      		      2000
                                                -------------     ------------
      Revolving asset-based loan (a).........    $ 3,956,747     	$ 3,657,677
      Capitalized lease obligations(b).......         77,125           87,262
                                                -------------      -----------
                                              		   4,033,872   		   3,744,939
                                                -------------      -----------
      Less current portion of long-term debt.  	      17,114  	        22,972
                                                -------------      -----------
                                              			$ 4,016,758    		$ 3,721,967
                                                =============     ============


                                      F-7

                            DATAWORLD SOLUTIONS, INC
                         NOTES TO FINANCIAL STATEMENTS


3. LONG-TERM DEBT (CONTINUED)

a. The Company has a financing agreement ("Agreement") with a financial institution that, as amended, provides for revolving loans and letters of credit subject to maximum borrowings of $5,000,000 through January 31, 2002. Total borrowings are limited to 85% of eligible accounts receivable (constituting those amounts outstanding 90 days or less), 50% of eligible accounts receivable outstanding between 91 and 120 days, 40% of regular inventories, 10% of slow moving inventory and the amount of collateral deposited by TW Cable LLC, a related entity ("TW"). The Company is required to pay interest at prime plus 2 1/2% (12% at September 30, 2000) and a commitment fee of 1% per annum. At September 30, 2000, there were $75,000 outstanding letters of credit issued for inventory purchases. Borrowings under the Agreement
are collateralized by all of the assets of the Company.   In connection with the
Agreement, TW agreed to deposit approximately $1,268,000 as additional collateral for borrowings under the Agreement. Under the terms of the Agreement, TW has the right to draw down on such collateral beginning January 2000 and has begun to do so on June 15, 2000. The Agreement, as amended, requires, among other things, the Company to maintain a deficiency in tangible net worth of not more than $3,500,000 and a deficiency in working capital of not more than $3,800,000, as defined.

 b. The Company leases certain computer equipment, which are accounted for as capital leases. The obligation for the computer equipment requires the Company to make monthly payments of $1,426 through March 2005.


4.         NET LOSS PER COMMON SHARE
Stock options and warrants to purchase 822,500 shares have been excluded from the calculation of diluted loss per share, as their effect would have been antidilutive.


                                  F-8

                          DATAWORLD SOLUTIONS, INC
                       NOTES TO FINANCIAL STATEMENTS


5.  CONTINGENCIES

a.  LITIGATION MATTERS
The Company is a party to legal matters arising in the general conduct of business. Management believes the ultimate outcome of such matters is not expected to have a material adverse effect on the Company's results of operations or financial position.

b.  BANKRUPTCY DISTRIBUTIONS
On March 24, 2000, the Company agreed with the Official Committee of Unsecured Creditors ("the Committee") as to the modification of the treatment of the
Class 7 Unsecured Creditors ("the Class 7 Creditors") under the Company's confirmed Chapter 11 plan of reorganization, as previously modified ("the
Plan").   Pursuant to such agreement, in satisfaction of the claims of the
Class 7 Creditors, the Company paid the Class 7 Creditors, $400,000 from an escrow account (see Note A-2) and $100,000 from the Company on or about April 24, 2000. As of September 30, 2000 the balance due to the Class 7 Creditors is approximately $259,000. This amount is payable in 30 monthly installments of approximately $11,000 at 8% interest beginning on June 15, 2000. In addition, the Company has the option, until March 31, 2001, to pay the then balance due plus an additional $25,000 to the Class 7 creditors. In the event the Company does not exercise this option, the Company is obligated to pay the Class 7 Creditorsa percentage of the Company's cumulative cash flow, as defined, through September 2002, as originally specified in the Plan.


                                  F-9





                 						REPORT OF INDEPENDENT CERTIFIED
							                      	PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
DataWorld Solutions, Inc.

We have audited the accompanying balance sheets of DataWorld Solutions, Inc. as of June 30, 2000 and 1999, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DataWorld Solutions, Inc. as of June 30, 2000 and 1999 and the results of its operations and its cash flows for years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred net losses of $627,507 and $1,050,756 for the years ended June 30, 2000 and 1999, respectively, and is dependent upon a shareholder for continued financial support. These factors, as described in Note A-3 to the financial statements raise substantial doubt about the Company's ability to continue as a going concern. Management's plans, in regard to these matters, are also described in Note A-3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


GRANT THORNTON LLP


Melville, New York
September 13, 2000



                                   F-10



                      		      DATAWORLD SOLUTIONS, INC.
	            	          	         BALANCE SHEETS

			                                 	                     June 30,
ASSETS					                                        2000             1999
CURRENT ASSETS                                 -----------     ------------
[S]                                            [C]             [C]
Cash			                                        $    51,153     $      -
Accounts receivable, net of allowance for
	doubtful accounts of $56,000 and $67,000
  at June 30, 2000 and 1999,respectively	        3,058,572        2,151,604
Inventories, net                        	        1,680,577          918,474
Prepaid expenses and other current assets	          30,221           77,012
				                                          ------------     ------------
		TOTAL CURRENT ASSETS	                          4,820,523        3,147,090

PROPERTY, PLANT AND EQUIPMENT, net      	          466,139          333,114
GOODWILL		                                       3,437,472        3,623,280
DEFERRED CHARGES AND OTHER ASSETS     	             88,350           74,844
				                                          ------------     ------------
			TOTAL ASSETS	                              $  8,812,484     $  7,178,328
                                              ============     ============

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
	Cash overdraft                         	     $      -         $     26,120
  Current portion of long-term debt   	             22,972           51,261
	Current portion notes payable -
    affiliate, net   	                              66,666           66,666
	Accounts payable	                               2,211,220        2,262,166
	Accrued expenses and other  	                     815,537          680,757
	Bankruptcy distributions payable	                 291,000          391,000
				                                          ------------     ------------
			TOTAL CURRENT LIABILITIES	                    3,407,395        3,477,970

LONG-TERM DEBT, NET OF CURRENT PORTION	          3,721,967        3,241,987
SUBSCRIPTIONS RECEIVED            	                217,000           55,000
NOTES PAYABLE - AFFILIATE, net	                     66,667          103,643
SECURED SUBORDINATED DEBENTURES, net	               86,153           84,713

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
8% Series B Convertible Preferred Stock, $.01
	par value, stated value $1,000 per share;
	Redemption value $2,000,000, authorized,
  3,000 shares; 1,600 shares issued and
  outstanding at June 30, 2000 		                1,600,000             -
$6 Senior Cumulative Convertible Preferred
Stock, stated value $100 per share;
authorized, 5,000,000 shares; 6,500
	shares issued and outstanding at June 30,
	2000 and 1999  	                                  672,750          650,000
Common stock, par value $.001 per share;
	authorized, 40,000,000 shares;
	29,044,000 and 26,824,000 shares
  issued and outstanding,
 June 2000 and June 1999, respectively              29,044           26,824
Additional paid in capital 	                       773,020             -
Accumulated deficit	                            (1,761,512)        (461,809)
				                                           ------------     ------------
	   TOTAL STOCKHOLDERS' EQUITY                   1,313,302          215,015
                                     				      ------------     ------------
	TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $  8,812,484     $  7,178,328
                                              ============     =============

		   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                       	F-11

                  				       DATAWORLD SOLUTIONS, INC.
                             STATEMENTS OF OPERATIONS


                                                        	Years
                                                        	ended
                                                        June 30,
                                                  2000	         1999
						                                       	------------	  ----------
[S]                                           [C]            [C]
Net sales				                                	$13,368,206	     $5,912,343

Cost of goods sold				                         10,277,127       4,586,563
                                  											------------     -----------
Gross profit			                              	  3,091,079	      1,325,780

Selling, general and administrative expenses 	  2,881,715	      2,045,601
					                                      		------------     -----------

Earnings (loss) before interest and
   depreciation and amortization	            	    209,364        (719,821)

Interest expense				                              513,061	        164,487
                                       							------------     -----------

Loss before depreciation and
    amortization	                          			   (303,697)       (884,308)

Depreciation and amortization		                   323,810         166,448
						                                       	------------    ------------
Net loss 					                                   (627,507)     (1,050,756)

Deemed and accrued dividends on preferred
    stock		                                			   (649,446)	          -
						                                       	------------    ------------

Net loss applicable to common
 stockholders                                 $(1,276,953)    $(1,050,756)
							                                       ============    ============


Net loss per common share -
 (basic and diluted)		                       	$      (.04)    $      (.04)
						                                       	============     ===========

Weighted average number of shares
	outstanding - (basic and diluted)	          	  29,044,000	    26,824,000
                                       							============    ============





                                		 				   F-12

                                 DATAWORLD SOLUTIONS, INC.
                       STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                            YEARS ENDED JUNE 30, 2000 and 1999




			                   	   8%      $6.00 		                                Retained       Total
                      Preferred  Preferred            Common     Paid-     earnings      stock-
                        stock     stock     Common    stock       in    (accumulated)   holder's
                        amount    amount    shares    amount    capital     deficit)     equity
                        ------   --------  --------   --------  --------  -----------   ---------
Balance July 1, 1998       -         -      4,000,000     4,000   16,000      38,165       58,165


Issuance of preferred
 stock                     -      650,000                                                 650,000

Effect of shares issued
 and exchanged in
 connection with the
 acquisition of vertex                     14,500,000 1,846,000  (16,000) (2,104,794)    (274,794)
Effect of change in
 par value of common
 stock                                               (2,655,576)           2,655,576        -

As adjusted in conn-
 ection with the
 merger with Vertex                         8,324,000   832,400                           832,400

Net loss                                                                  (1,050,756)  (1,050,756)
                        -------- -------- ----------- ---------- --------  ----------  -----------
Balance June 30,
 1999                   $   -    $650,000  26,824,000   $26,824   $  -   $  (461,809)  $  215,015

Issuance of common
  stock in exchange
  for website
  development services                      1,800,000     1,800  358,200                  360,000

Deferred website
  development costs	                                            (306,000)		           	  (306,000)

Issuance of 8%
  Preferred Stock,
  net of fees          1,600,000    -                           (240,000)               1,360,000

Deemed and accrued
  dividends on 8%
  Preferred Stock                                                638,780    (649,446)     (10,666)

Accrued dividends
on $6 Preferred
stock                              22,750                                    (22,750)         -

Issuance of common
   stock in settlement
   for accounts
   payable                                    170,000       170   21,290                   21,460

Warrants issued in
   connection with
   issuance of
   debenture					                                                 51,000                   51,000

Conversion of debenture
   to common stock                            250,000       250  249,750                  250,000

Net loss                                                                    (627,507)    (627,507)
                      ---------- --------  ----------   ------- --------  ------------ -----------
Balance June 30,
 2000                 $1,600,000 $672,750  29,044,000   $29,044 $773,020$ (1,761,512)  $1,313,302
                      ========== ========  ==========   ======= ========  ============ ==========



      THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL  STATEMENTS.

                                             F-13

		                                   DATAWORLD SOLUTIONS, INC.
				    	                             STATEMENTS OF CASH FLOWS


        		                                         Years
                                                   ended
                                           June 30,       June 30,
                                             2000          1999
                                         -----------     -----------
[S]                                      [C]            [C]
CASH FLOWS FROM OPERATING ACTIVITIES

Net loss ............................... $ (627,507)    $(1,050,756)
Adjustments to reconcile net loss
  to net cash used in operating
   activities:
     Depreciation and amortization......    323,810         166,448
     Provision for doubtful accounts....     37,000            -
     Provision for slow-moving and
      obsolete inventory................     46,000            -
     Non cash interest expense..........     51,000     	      -
     Stock issued for services..........     75,461            -
Change in operating assets and
  liabilities, net:
     Increase in accounts receivable....   (943,968)     (1,057,823)
     Increase in inventories............   (808,103)       (202,773)
     Decrease(increase) in prepaid and
       other assets.....................     33,285         (24,162)
     Increase in accounts payable and
       accrued expenses.................     73,527         939,711
                                        ------------      -----------
Net cash used in operating
  activities............................(1,739,495)      (1,229,355)

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures ................   (269,947)         (15,317)
  Acquisition of Vertex, net of cash
    acquired...........................       -             (74,795)
                                        -----------      -----------
Net cash used in investing
   activities..........................   (269,947)         (90,112)


CASH FLOWS FROM FINANCING ACTIVITIES:

  Net borrowings under debt and
    loan agreements....................    451,691          639,219
 (Repayment) borrowings from affilate..    (36,976)         170,309
  Proceeds from issuance of preferred
    stock, net.........................  1,360,000          450,000
  Proceeds from issuance of debenture..    250,000             -
  Subscriptions received...............    162,000           55,000
  Decrease in bankruptcy distributions
    payables...........................   (100,000)            -
  Cash overdraft........................   (26,120)         (15,061)
                                        -----------      -----------
Net cash provided by financing
  activities............................  2,060,595       1,299,467
                                        -----------      -----------
NET INCREASE (DECREASE) IN CASH.........     51,153         (20,000)

CASH at beginning of period.............      -              20,000
                                        ------------     -----------
CASH at end of period................... $   51,153       $   -0-
      		                      		        ============      ==========


Supplemental disclosure of cash flow
 information:

  Cash paid for:
     Interest..........................  $  454,645       $ 164,487
                                         ===========      ==========




 THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.


                                       	F-14

                          				DATAWORLD SOLUTIONS, INC.
                           NOTES TO FINANCIAL STATEMENTS
	         							             June 30, 2000 and 1999

NOTE A - BASIS OF PRESENTATION

1.   NATURE OF BUSINESS
DATAWORLD SOLUTIONS, INC., (the "Company") operates in one business segment - assembly and distribution of electronic wire, cable and related products used primarily for data communication and distribution. The principal market for the Company's products is in the United States.

2.   BUSINESS COMBINATION
On December 17, 1998, the Company, formerly known as
Vertex Computer Cable & Products, Inc. ("Vertex"),
entered into an agreement with a privately-held distributor, DataWorld Solutions, Inc. ("Old DataWorld"), the principal shareholders of Old DataWorld, who were Daniel McPhee and Christopher Francis, TW Cable, LLC., ("TW") and
Edward Goodstein, the Company's then chairman and
principal shareholder.   Pursuant to the agreement, (i)
Vertex acquired all the outstanding shares of Old
Dataworld in exchange for the issuance of 1,500,000 shares of Vertex common stock (ii) TW forgave approximately $2,300,000 in principal face amount of secured subordinated debt and all accrued interest relating thereto,
(iii) TW forgave $280,000 of indebtedness, contributed $400,000 cash and arranged for approximately $400,000 of TW funds held in escrow for the benefit of Vertex's creditors to be released to such creditors as payment on behalf of Vertex in exchange for 6,000 shares of Vertex's newly issued $6 Senior Cumulative Convertible Preferred Stock having a stated value of $100 per share, and (iv) Messrs. McPhee and Francis purchased 17,000,000 shares of the Vertex common stock from TW for $200,000. As a result of the above, Messrs. McPhee and Francis collectively owned approximately 69% of Vertex common stock and effective December 18, 1998, Messrs. McPhee and Francis became the Company's Chief Executive
Officer and Chief Operating Officer, respectively. Thereafter in May 1999, Vertex, the surviving entity, merged with Old DataWorld and changed its name to DataWorld Solutions, Inc. Further in June 1999, the Company's certificate of incorporation was amended to reflect a change in the Company's par value for common stock from $.10 to $.001 per share.

The acquisition was accounted for under the purchase method of accounting, as a reverse acquisition of Vertex by Old DataWorld. Accordingly, the assets acquired and liabilities assumed of Vertex were recorded at their estimated fair values of approximately $2,070,000 and $4,958,000, respectively. On the date of the merger, the fair value of Vertex's liabilities (after considering the above mentioned forgiveness and capital contributions) exceeded the fair value of net, identifiable tangible assets by approximately $2,888,000. The statement of operations for the year ended June 30, 1999 includes the results of operations of Old DataWorld and the results of Vertex from the date of acquisition.




                                   F-15


                        DATAWORLD SOLUTIONS, INC.
                 NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                         June 30, 2000 and 1999

2.   BUSINESS COMBINATION (CONTINUED)
 	The following table summarizes the assets acquired and
  liabilities assumed from Vertex:
[S]                            [C]
	Current assets            	 	 $(1,651,000)
	Fixed assets                     (383,000)
	Other assets                      (36,000)
	Liabilities assumed             4,958,000
	Deemed common stock
		issued                           832,000
                               ------------
	Goodwill	                  		 $ 3,720,000
	 				 	                       ============


The unaudited consolidated statement of operations on a pro-forma basis have been presented below as though Vertex had been acquired as of the beginning of July, 1998. This pro-forma information does not purport to be indicative of what would have occurred had the acquisition been made as of July 1, 1998 or of results which may occur in the future.

                                     Year Ended
                                    June 30, 1999
                                   ---------------
[S]                                [C]
            Net sales              $   8,553,000
            Cost of goods sold         7,050,000
                                   ---------------
            Gross Profit           $   1,503,000
                                   ===============

            Net loss attributable
            to common stock        $  (2,148,000)
                                   ===============

            Basic loss per share   $     (.08)
                                   ===============

3.  GOING CONCERN
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern in the normal course of business. The Company has incurred a net loss of $627,507 for the year ended June
30, 2000, has used $1,739,495 of cash in operating activities and is dependent upon a shareholder and director for continued financial support. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plan, in regard to these matters are described below. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                 F-16

                         DATAWORLD SOLUTIONS, INC.
                NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                          June 30, 2000 and 1999

During the year ended June 30, 2000, the Company obtained approximately $1,772,000 in equity financing which was used to fund current operations. Management is currently exploring additional sources of working capital. However, there can be no assurances that management will be successful in obtaining additional sources of working capital and that the Company will be able to raise such additional financing to fund ongoing operating shortfalls or complete other plans.

NOTE B - 	SIGNIFICANT ACCOUNTING POLICIES
A summary of significant accounting policies applied in the preparation of the financial statements follows:

1.	INVENTORIES
Inventories, consisting principally of goods, which are purchased as components to be used in the assembly of manufactured goods, are stated at the lower of cost (first-in, first-out method) or market.

2.	PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment are stated at cost less accumulated depreciation and amortization computed on a straight-line basis over the estimated useful lives of the respective assets. Building improvements are amortized over the useful life of the improvement. Expenditures for maintenance, repairs and betterments, which do not materially extend the useful lives of the assets, are charged to operations as incurred. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts and any gain or loss is recognized in operations.

3.	GOODWILL
Goodwill is recorded at cost, less accumulated amortization. The excess of purchase price over the fair value of identifiable tangible assets acquired is being amortized on a straight-line basis over 20 years. The
Company periodically evaluates the recoverability of the carrying value of its intangible assets and the related amortization periods. The Company assesses the recoverability of unamortized goodwill based on the undiscounted projected future earnings of the related businesses. To date, the Company has not recognized any goodwill impairment charges.

4.	REVENUE RECOGNITION
The Company recognizes revenue on the date the product is shipped and title passes to the customer.


                                 F-17

                         DATAWORLD SOLUTIONS, INC.
                 NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                          June 30, 2000 and 1999

NOTE B - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

5.	INCOME TAXES
Deferred income taxes are recognized for temporary differences between financial statement and income tax bases of assets and liabilities and loss carryforwards for which income tax benefits are expected to be realized in future years. A valuation allowance has been established to reduce the deferred tax assets as it is more likely than not that all, or some portion, of such deferred tax assets will not be realized.

6.	NET LOSS PER COMMON SHARE
Basic and diluted loss per share is calculated by dividing the net loss, after consideration of the deemed and accrued dividends on preferred stock, by the weighted average number of shares of common stock outstanding during each period. Stock options and warrants to purchase 1,122,500 shares have been excluded from the calculation of diluted loss per share, as their effect would have been antidilutive.

7.	USE OF ESTIMATES
In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

8.  	FINANCIAL INSTRUMENTS
The Company has estimated the fair value of financial instruments using available market information and other valuation methodologies in accordance with Financial Accounting Standards No. 107, "Disclosures about Fair
Value of Financial Instruments."  Management of the
Company believes that the fair value of financial instruments, consisting of cash, accounts receivable, accounts payable, notes payable - Affiliate, long-term debt and subordinated debentures approximate carrying value due to the immediate or short-term maturity associated with its cash, accounts receivable, and payables, and the interest rates associated with its debt.

9. 	EMPLOYEE STOCK-BASED COMPENSATION
The Company accounts for stock-based compensation utilizing the "intrinsic value method". Accordingly, no compensation expense has been recognized concerning stock options granted to key employees with exercise prices greater than or equal to the fair market value of the Company's common stock on the date of grant.

                                F-18

                        DATAWORLD SOLUTIONS, INC.
               NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                        June 30, 2000 and 1999


10. 	ADVERTISING COSTS
Advertising costs are charged to operations when the advertising first takes place. The Company's advertising for the years ended June 30, 2000 was paid entirely by its vendors under their co-operative programs. Advertising expense for the year ended June 30, 1999 was approximately $12,900.

11.	EFFECTS OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In December 1999, the Securities and Exchange
Commission (SEC) issued Staff Accounting Bulletin No.
101 (SAB 101), "Revenue Recognition," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. In June 2000, the SEC issued Staff Accounting Bulletin No. 101B
(SAB 101B), which extends the effective date of SAB 101 to the Company's fourth quarter of fiscal 2001. Although the Company has not fully assessed the implications of SAB 101, management does not believe the adoption of the statement will have a significant impact on the Company's financial position, results of operations or cash flows.

12.  	RECLASSIFICATIONS
Certain prior period amounts have been reclassified to conform to the current year presentation.


NOTE C - INVENTORIES
Inventory consists primarily of goods purchased as parts/components, which are used in the assembly of manufactured goods. The Company regularly reviews its inventory for obsolete and slow-moving items, which includes reviews of inventory levels of certain product lines and an evaluation of the inventory based on changes in technology and markets. As of June 30, 2000 and 1999, the allowance for obsolete and slow-moving items was approximately $532,000 and $647,000, respectively.

                 	Inventory consists of the following:
                                    June 30,
 					                    		  2000  	        1999
							                   -----------	   --------------
[S]                       [C]            [C]
			Raw materials			       $ 1,590,577   	$    869,506
			Work in process			        90,000            32,563
			Finished goods			             -      	      16,405
           							        -----------    ------------
			Inventories, net			    $ 1,680,577    $    918,474
      		 	              		===========    ============


                                   F-19


                         DATAWORLD SOLUTIONS, INC.
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                           June 30, 2000 and 1999


NOTE D - PROPERTY, PLANT AND EQUIPMENT, NET
	Property, plant and equipment, net, consist of the following:

                         Asset lives             June 30,
						                     (years)         2000	        1999
					                    ----------   ------------   ------------
[S]                      [C]          [C]            [C]
 Building improvements      2-5       $    51,845    $   51,845
	Machinery and equipment	   10            234,073  	    232,074
	Computer equipment		        5            308,092          -
	Furniture and Fixtures		  5-10            75,064       115,208
                                      ------------   -----------
               						                     669,074	      399,127
	Less accumulated depreciation
		and amortization		                     (202,935)      (66,013)
                                      ------------   -----------
						                                $   466,139	   $  333,114
                          					       ===========    ===========

Depreciation and amortization of property, plant and equipment was $136,921, and $66,013 for the years ended June 30, 2000 and 1999.



NOTE E - LONG-TERM DEBT

 	Long-term debt consists of the following:
                                                  June 30,
                                            2000           1999
  							                                ----------     ----------
[S]                                      [C]            [C]
	Revolving asset-based loan (1)	      	  $3,657,677     $3,236,129
	Capitalized lease obligations (2)           87,262         57,119
	                               			  			 ----------     ----------
     						                  			          3,744,939	     3,293,248
	Less current portion of long-term debt      22,972         51,261
                                 							 ----------     ----------
							                                  $3,721,967     $3,241,987
							                                  ==========     ==========


                                   F-20

                         DATAWORLD SOLUTIONS, INC.
                 NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                         June 30, 2000 and 1999


NOTE E - LONG-TERM DEBT (Continued)

1.	The Company has a financing agreement ("the
Agreement") with a financial institution that, as amended,
provides for revolving loans and letters of credit subject to maximum borrowings of $5,000,000 through January 31,
2002.  Total borrowings are limited to 85% of eligible accounts receivable (constituting those amounts outstanding 90 days or less), 50% of eligible accounts receivable outstanding between
91 and 120 days, 40% of regular inventories, 10% of slow
moving inventories and the amount of collateral deposited by
TW.  The Company is required to pay interest at prime plus 2
1/2% (12% at June 30, 2000) and a commitment fee of 1% per
annum.  At June 30, 2000, there were $75,000 outstanding
letters of credit issued for inventory purchases.  Borrowings under the Agreement are collateralized by all of the assets of the
Company.   In connection with the Agreement, TW agreed to
deposit approximately $1,268,000 as additional collateral for borrowing under the Agreement. Under the terms of the Agreement, TW has the right to draw down on such collateral beginning January 2000 and has begun to do so on June 15, 2000. The Agreement, as amended, requires among other things, the Company to maintain a deficiency in tangible net worth of not more than $3,500,000 and a deficiency in working capital of not more than $3,800,000, as defined.

2.	The Company leases certain manufacturing and computer
equipment, which are accounted for as capital leases. The obligation for the computer equipment required the Company to make monthly payments of $1,426 through March 2005.
The obligation for the manufacturing equipment requires the Company to make monthly payments of $3,107 through August 2000.

The following is a summary of the aggregate annual maturities of long-term debt and capital leases:

      Year ending
	    			June 30,	  	Total
		    		--------		-----------
[S]     [C]       [C]
		    		2001		        22,972
			    	2002	     	3,674,791
			    	2003		        17,114
			    	2004		        17,114
			    	2005	         12,948
                  ----------
                  $3,744,939
                  ==========

                                       F-21

                           DATAWORLD SOLUTIONS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                            June 30, 2000 and 1999

NOTE F - STOCKHOLDER'S EQUITY

1.	SECURED SUBORDINATED DEBENTURES AND PREFERRED STOCK
The subordinated debentures of approximately $86,000 and $84,700 at June 30, 2000 and 1999, respectively, net of any discount, remain secured by all of the Company's assets subordinated to all current and future institutional loan facilities. These debentures accrue interest at 8% are payable semi-annually and mature in January 2004.

2.	$6 SENIOR CUMMULATIVE CONVERTIBLE PREFERRED STOCK
As a result of the Business Combination (see Note A-2), the Company issued to TW 6,000 shares of $6 Senior Cumulative Convertible Preferred Stock ("$6 Preferred Stock") having a stated value of $100 per share. Beginning December 1, 1999, the dividends accrue, when and as declared by the Board of Directors at the rate of $6 per share, and are payable quarterly beginning March 1, 2000. The holders of the $6 Preferred Stock have the right to convert the $6 Preferred Stock into the Company's common stock anytime after December 31, 1999 provided that the market price of the Company's common stock is greater than $1.50. In the event the holders of the $6 Preferred Stock elect to convert, the amount of shares received in conversion will be determined by dividing the stated value, including accrued but unpaid dividends, by 75% of the market price of the Company's common stock, as defined. Further, the $6 Preferred Stock is redeemable at the option of the holder anytime after December 1, 2003 at the stated value plus any accrued but unpaid dividends. In the event the holders seek redemption, the Company may either redeem such shares for cash or issue shares of common stock with a market value equaling the redemption amount.

In March 1999, TW contributed $50,000 to the Company for working capital in exchange for an additional 500 shares of the Company's $6 Preferred Stock.


                                   F-22


                          DATAWORLD SOLUTIONS, INC.
                 NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                         June 30, 2000 and 1999


3.  8% SERIES B CONVERTIBLE PREFERRED STOCK
On May 31, 2000, the Company issued 1,600 shares of newly created 8% Series B Convertible Preferred Stock ("8% Preferred
Stock"), $.01 par value, with a stated value of $1,000 per share, redemption value at 125% of the stated value, to accredited investors pursuant to Regulation D under the Securities Act of 1933 for net cash proceeds of approximately $1,435,000. The 8% Preferred Stock has no voting rights and is convertible into common stock of the Company at an effective conversion price of the lower of (i) 75% of the market price or (ii) 110% of the lowest closing bid of the Company's common stock for the five trading days immediately preceding the closing date, May 31, 2000, as defined in the Certificate of Designation of the 8% Preferred Stock provided that, if the Company's Registration Statement on Form SB-2 has not been declared effective on or before September 30, 2000, then the conversion percentage shall decrease 2% for each month or partial month in which the Registration Statement has not been declared or does not remain effective. If the Registration
Statement has not been declared and does not remain effective on and after one year from May 31, 2000 and until the 8% Preferred
Stock has been converted in full, then the conversion percentage shall be 50%.

Holders of the 8% Preferred Stock are entitled to receive dividends at the stated dividend rate of 8% on the stated value of $1,000 on each 8% Preferred Stock share. Dividends are cumulative from the date of issue, whether or not declared, for any reason. The Company has accrued dividends on its 8% Preferred Stock of approximately $11,000 at June 30, 2000. In addition, the investors were granted five-year warrants to purchase 160,000 shares of common stock at a purchase price equal to 120% of the lowest of the closing bid prices for the Company's common stock for the five trading days prior to May
31, 2000. The Company recorded a deemed dividend of $638,780 for the year ended June 30, 2000, representing the discount resulting from the allocation of the proceeds to the beneficial conversion feature and the fair value of the underlying warrants.
Such deemed dividend was recognized on the date of issuance since the 8% Preferred Stock was immediately convertible. In connection with this transaction, the Company issued five-year warrants to the broker/finder to purchase an aggregate of 100,000 shares of the Company's common stock at 120% of the lowest of the closing bid prices for the Company's common stock for the five trading days preceding the closing date, May 31, 2000. These warrants have an estimated fair value of $105,000. In addition the Company issued 500,000 warrants to a consultant (see Note I-3).


                             F-23

                      DATAWORLD SOLUTIONS, INC.
               NOTES TO FINANCIAL STATEMENTS (CONTINUED)
			             	       June 30, 2000 and 1999

4.  COMMON STOCK
In July, 1999, the Company's Board of Directors unanimously approved a change in the Company's common stock par value from $.10 to $.001, which has been reflected in the accompanying financial statements.

5.  CONVERTIBLE DEBT
On December 16, 1999, the Company issued to a non-affiliated party a Convertible Debenture for a principal amount of $250,000. The debenture accrues interest at a rate of 2 1/4% over prime rate and is payable semi-annually commencing on June 1, 2000. The entire principal balance plus any accrued and unpaid interest shall be payable on November 30, 2004 (the "Maturity Date"). The debenture holder was granted warrants, which permit the holder to purchase up to a maximum of 300,000 shares of the Company's common stock at $.50 per share. If at anytime prior to the Maturity Date, the common stock of the Company reaches or exceeds an average bid price of $1.50 per share over a period of thirty (30) consecutive business days, as quoted on any exchange or electronic market on which the stock is regularly quoted, then the principal amount of the debenture then outstanding automatically be converted into fully paid and non-assessable shares of common stock of the Company at a conversion price of $1.00 per share. In March 2000, the debentures were automatically converted pursuant to the above terms. Further, the Company, pursuant to the debenture agreement, has given the warrant holder notice that the warrants expire on October 28, 2000.

6.		SUBSCRIPTIONS RECEIVED
During fiscal 2000 and 1999 the Company received an aggregate of $227,000 in exchange for agreeing to issue 1,172,905 shares of the Company's common stock. Further, in connection with one of these subscriptions, the Company agreed to issue warrants to the subscriber to purchase 12,500 shares of the Company's common stock at $1.25 per share, expiring on May 17, 2003.

7.		WEB SITE DEVELOPMENT COSTS
In January 2000, the Company issued 1,800,000 non-forfeitable shares of its common stock, in exchange for services valued at $360,000 to be provided in connection with the development of the Company's
Web site.  Through June 30, 2000 the Company recognized
$54,000 of expense relating to the initial design of the Web site. Unamortized Web site development costs have been classified has a component of stockholders' equity in the accompanying financial statements and will be recognized as services are provided.






                                     F-24

	        					            DATAWORLD SOLUTIONS, INC.
                 NOTES TO FINANCIAL STATEMENTS (CONTINUED)
  		           		   	      June 30, 2000 and 1999



NOTE G - STOCK OPTIONS

In December 1999, the Company agreed to grant options to two employees to each purchase 25,000 shares of the Company's common stock at $.20 per share. These options expire five years from the date of grant and vest ratably over three years. At June 30, 2000 none if these options were exercisable. These
50,000 options were not granted pursuant to a stock option plan.

If the Company had elected to recognize compensation expense based upon the fair value at the grant date for these options - consistent with the methodology prescribed by SFAS 123, the Company's pro forma net loss applicable to common stockholders would have been approximately $1,278,000 in fiscal 2000 and the pro forma net loss per common share have been $.04.

The weighted average fair value of options issued in fiscal 2000 was $.17 and was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for the options issued in fiscal 2000; expected volatility of 160%;
risk-free interest rate of 6.24%; and expected option life of 3 years.






	                             							F-25

         						            DATAWORLD SOLUTIONS, INC.
                 NOTES TO FINANCIAL STATEMENTS (CONTINUED)
              				 	       June 30, 2000 and 1999

NOTE H - INCOME TAXES

As a result of the Company's fiscal 2000 and 1999 losses and inability to realize tax benefits, the Company recorded no tax benefit for the years ended June 30, 2000 and 1999.

Reconciliation between actual income tax benefit and the amount computed by applying the statutory federal income tax rate to the pre-tax loss is as follows for the years ended June 30,

                                 								          2000	             1999
				               		                     	   	------------      ------------
[S]                                            [C]               [C]
	Tax benefit at statutory federal
 		income tax rates	                       	  	$  (213,352)      $  (357,257)
	Respective year's net operating
		loss not currently utilizable	           	       213,352           357,257
                                        							------------      ------------
                                         						$      -          $      -
                                       								============      ============

The tax effects of temporary differences and loss carryforwards giving rise to deferred tax (assets) and liabilities are as follows:

                                                  June 30,
                                           2000             1999
						                                  ------------    ------------
[S]                                     [C]             [C]
	Net operating loss carryforwards       $(4,743,000)    $(4,697,000)
	Other deferred assets
		Allowance for bad debts	               	  (10,000)        (29,000)
		Inventory reserves		           	         (185,000)       (182,000)
		Inventory capitalization	            	    (16,000)        (10,000)
		Other deferred assets	           	        (41,000)        (18,000)
						                                  ------------    ------------
	Gross deferred tax asset		              (4,995,000)     (4,936,000)
	Depreciation 		                             40,000          40,000
	Other deferred costs			                      3,000           3,000
						                                  ------------    ------------
	Net deferred tax asset	         	       (4,952,000)     (4,893,000)
	Deferred tax asset valuation allowance   4,952,000       4,893,000
						                                  ------------    ------------
	Net deferred tax asset		               $      -        $      -
						                                  ============    ============





                                     F-26

                           DATAWORLD SOLUTIONS, INC.
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                           June 30, 2000 and 1999


NOTE H- INCOME TAXES (CONTINUED)

The Company anticipates that for the foreseeable future it will continue to be required to provide a 100% valuation allowance for the tax benefit of its net operating loss carryforwards and temporary differences.

As of June 30, 2000, the Company's net operating loss carryforwards aggregate approximately $12,483,000, which expire during fiscal 2006 through 2020.



NOTE I - COMMITMENTS AND CONTINGENCIES

1.	LEASES

The Company's minimum annual lease commitments under non-cancelable operating leases for premises at June 30, 2000 are as follows:

                     					Years ending June 30:	    Total
                                       							  ----------
[S]                                     [C]     [C]
				                                  		2001	   $  331,000
					                                  	2002	      292,000
					                                  	2003	       12,000
							                                         -----------
                                        							 $  635,000
                                                ===========

Rent expense, including related real estate taxes and other operating charges, was approximately $289,000 and $237,000 for the year ended June 30, 2000 and 1999, respectively.


2. LITIGATION MATTERS

The Company is a party to legal matters arising in the general conduct of business. Management believes the ultimate outcome of such matters is not expected to have a material adverse effect on the Company's results of operations or financial position.






                                 						F-27

                             DATAWORLD SOLUTIONS, INC.
                     NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2000 and 1999


NOTE I - COMMITMENTS AND CONTINGENCIES (CONTINUED)


3.  CONSULTING AGREEMENT

In March 2000, the Company entered into a two year consulting agreement ("the Agreement") whereby the consultants are to provide strategic and financial planning services to the Company as defined in the Agreement.
Pursuant to this Agreement, upon the issuance of the 8%
Preferred Stock (See Note F-3), the Consultant was granted three-year warrants to purchase 500,000 shares of common stock at a purchase price equal to 100% of the closing bid price of the common stock on May 30, 2000 ($1.16). These warrants expire on May 30, 2003 and have an estimated value of $515,000.

	In addition, upon satisfying certain performance criteria, as defined in the
Agreement, the Company may be obligated to issue any or all of the following:

		1.	Upon the closing of a merger, acquisition, strategic
     partnership, business combination, sale of assets and/or a similar transaction, the Consultant will receive 10% of the value of any transaction, as defined above, in a combination of warrants to purchase the Company's common stock and cash, at the Consultants' option.

		2.	Upon the successful closing of another debt or
     equity financing of a minimum amount of
     $1,500,000 the Consultant will receive warrants to purchase 500,000 shares of the Company's common stock at an exercise price equal to 100% of the closing bid price of the common stock on the business day immediately preceding the closing date of the transaction, as defined.

	3. Upon the completion of any underwriting equity offering of a minimum of $3,000,000, the Consultant will receive warrants to purchase
     500,000 shares of common stock at an exercise price equal to 100% of the per share offering price.


All warrants to be issued pursuant to this Agreement will have an exercise period of 36 months from the closing date of the related transaction, as defined. At the request of the consultant, the Company is obligated to extend a loan to the consultant to enable the consultant to pay the exercise price of such warrants. Any such loan will (i) be for a term of no more than 30 days, (ii) bear interest at the then current prime rate per annum, (iii) be secured by collateral other than the common stock to be received upon exercise having a fair market value at least equal to the amount of the loan, and (iv) provide full recourse against the Consultant.









                                    F-28

                       DATAWORLD SOLUTIONS, INC.
                NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                       June 30, 2000 and 1999


NOTE I - COMMITMENTS AND CONTINGENCIES (CONTINUED)

4.   BANKRUPTCY DISTRIBUTIONS

On March 24, 2000, the Company agreed with the Official
Committee of Unsecured Creditors ("the Committee") as to
the modification of the treatment of the Class 7 Unsecured
Creditors ("the Class 7 Creditors") under the Company's
confirmed Chapter 11 plan of reorganization, as previously
modified ("the Plan").   Pursuant to such agreement, in
satisfaction of the claims of the Class 7 Creditors, the Company paid the Class 7 Creditors, $400,000 from an escrow account (see Note A-2) and $100,000 from the Company on or about April 24, 2000. The balance of the amount due to the Class 7 Creditors is $291,000. This amount is payable in 30 monthly installments of approximately $11,000 at 8% interest beginning on June 15, 2000. In addition, the Company has the option, until March
31, 2001, to pay the then balance due plus an additional
$25,000 to the Class 7 creditors. In the event the Company does not exercise this option, the Company is obligated to pay the Class 7 Creditors a percentage of the Company's cumulative cash flow, as defined, through September 2002 as originally specified in the Plan.


NOTE J  - EMPLOYEE PENSION PLAN

The Company participates in a multi-employer, union-sponsored pension plan covering all union employees pursuant to a negotiated labor contract. Pension expense for the defined contribution plan for the years ended June 30, 2000 and 1999, respectively was $127,635 and $71,825. In the event of the Company's withdrawal from the multi-employer, union-sponsored plan, the Company could be liable for a portion of the plan's under-funding, if any.


NOTE K - NOTES PAYABLE - AFFILIATE

Through June 30, 2000 the Company received an aggregate of $273,000 from an individual who is a director of the Company
("the Affiliate") in the form of non-interest bearing notes. These notes have been discounted at an interest rate of 10.75% per annum. The note requires the Company to pay the Affiliate $5,555 per month for 36 months.













                                      F-29

                            DATAWORLD SOLUTIONS, INC.
                     NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                             June 30, 2000 and 1999

NOTE L - FOURTH QUARTER CHARGES (UNAUDITED)

During the fourth quarter of the year ended June 30, 2000, the Company recorded the following:

[S]                                           [C]
		Provision of lease settlement costs         $   65,000
		Website development costs	                      54,000
		Warrants issued in connection with
   issuance of debentures	                        51,000
		Provision for officers and employee
		   bonuses 			  	                               60,000
		Provision for inventory obsolescence            46,000
		Provision for bad debt  	  	                    37,000
		Other accruals    	  	                          25,000
                                              ----------

                          		Total			 	  	     $  338,000
                               								       ==========


                                    F-30




                             22,743,871 Shares


                       DATAWORLD SOLUTIONS, INC.


                              Common Stock


                               PROSPECTUS
                               ----------



                               ___________


                                       , 2000







PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative
(other than action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interest and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation shall indemnify him against the expenses which such officer or director actually and reasonably incurred.

In accordance with the DGCL, our restated and amended Certificate of Incorporation contains a provision that eliminates, in certain circumstances, the liability of our directors for monetary damages for breach of their fiduciary duties as directors unless the breach involves:

  -a director's duty of loyalty to us or to our stockholders;
  -acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;
  -liability for unlawful payments of dividends, unlawful stock purchases or redemptions, under Section 174 of the DGCL; or -a transaction from which a director derived an improper personal benefit.

In addition, our By-laws provide that any person who is made party to an action by reason of the fact that such person is or was a director, officer, advisor, employee or agent of our company shall be indemnified by us to the fullest extent authorized by Delaware law, which indemnification shall not be deemed exclusive of any other rights to which any indemnified person may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise.

The effect of the foregoing is to require us, to the extent permitted by law, to indemnify our officers, directors, employees and agents for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to our best interest and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

                                  II-1


INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT MAY BE PERMITTED TO DIRECTORS, OFFICERS OR
PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT, IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT AND IS THEREFORE UNENFORCEABLE.

Item 25. Other Expenses of Issuance and Distribution.

The estimated expenses to be incurred by us in connection with the issuance and distribution of the securities being registered are estimated as follows:

SEC Registration Fee				                             	$   2,417
Accountant's Fees and Expenses                           25,000
Legal Fees and Expenses                                  25,000
Printing Expenses                                         5,000
Transfer Agent and Registrar's Fees and Expenses          2,500
Miscellaneous Expenses                                    2,000
                                                      ---------
Estimated Total		                                  			$  61,917
                                                      =========
The selling securityholders will pay any brokerage fees and commissions, specified attorneys fees and other expenses to the extent applicable to it.

Item 26.	Recent Sales of Unregistered Securities.

The following sets forth our sale of securities within the last three years, which securities were not registered under the Securities Act:

On December 17, 1998, we issued (i) 1,500,000 shares of our common stock to acquire all of the outstanding shares of DataWorld Solutions, Inc., making it our wholly owned subsidiary and (ii) 6,000 shares of our $6 Senior Cumulative Convertible Preferred Stock to TW Cable in exchange for certain debt forgiveness, cash contributions and escrow funds.

During fiscal 2000 and 1999, we received an aggregate of $227,000 in exchange for agreeing to issue 1,172,905 shares of our common stock. Further, in connection with one of these issuances, we agreed to issue warrants to the subscriber to purchase 12,500 shares of our common stock at $1.25 per share, expiring on May 17, 2003.

In December 1999, we issued a convertible debenture in the principal amount of $250,000. The debenture accrued interest at a rate of 2 1/4% over prime rate, payable semi-annually commencing on June 1, 2000, with the entire principal balance plus any accrued and unpaid interest payable at its maturity on November 30, 2004. The debenture holder was also granted warrants to purchase up to a maximum of 300,000 shares of our common stock at $.50 per share. In January 2000, the debentures were automatically converted (at a conversion price of $1.00 per share) into 250,000 shares of common stock after the average bid price of our common stock exceeded $1.50 for 30 consecutive business days as per the terms of the agreement.


                                  II-2



In December 1999, we issued 70,000 shares of our common stock to John Byers. These shares were issued in exchange for a reduction of accounts payable by $11,459.74.

In December 1999, we issued 100,000 shares of our common stock to Wexler and Burkhart, P.C. These shares were issued in exchange for a reduction of accounts payable by $10,000 for legal services rendered.

On January 25, 2000, we issued 1,800,000 shares of common stock, in exchange for business consulting services in product development, distribution, e-commerce site construction, e-commerce test and marketing, and the procurement of internet traffic and strategic alliances in the e-commerce industry. We subsequently registered these shares on Form S-8 on April 17, 2000.

In March 1999, we issued to an affiliated party 500 shares of our $6 Senior Cumulative Convertible Preferred Stock for a purchase price of $50,000. We intend to use the capital to fund working capital and to finance acquisitions.

In 2000, we issued options to Abraham Mendez and Nicholas Hutzel, two of our executive officers.

In May 2000, we issued and sold 152,905 shares of our common stock and a common stock purchase warrant to purchase 12,500 shares of our common stock for an aggregate price of $125,000.

In May 2000, we issued and sold 1600 shares of our Series B 8% Convertible Preferred Stock, par value $.01 (with a related option), and 160,000 common stock purchase warrants for an aggregate price of $1,600,000 in a private placement transaction with the Augustine Fund, L.P. In connection with this placement, we also issued warrants to purchase 100,000 shares of common stock to Delano Group Securities, LLC and 500,000 shares of common stock to Crossroads Ventures.

These shares were all issued without registration under the Securities Act of 1933, as amended, by reason of the exemption afforded by the provisions of
Section 4(2) thereof as a transaction by an issuer not involving a public offering, or Section 3(b) thereof. Each recipient of shares delivered appropriate investment representations to us with respect thereto and consented to the imposition of restrictive legends upon the certificates evidencing the shares.

Item 27.	Exhibits

The following exhibits are filed with this Registration Statement:

EXHIBIT
NUMBER	  DESCRIPTION OF EXHIBIT
------   ------------------------------------------------------------------

                                II-3


 2.1	    Debtors' Second Amended Joint Plan of Reorganization Under Chapter 11
         of the Bankruptcy Code, dated September 24, 1997 (incorporated by reference to Exhibit 2.1 to the Company's current report on Form 8-K dated February 5, 1998).

 2.2	    Debtors' Second Amended Joint Disclosure Statement, pursuant to Section
         1125 of the Bankruptcy Code, Regarding Debtors' Second Amended Joint
         Plan of Reorganization, dated September 24, 1997 (incorporated by reference to Exhibit 2.2 to the Company's current report on Form 8-K dated February 5, 1998).
 2.3     Notice of Entry of Order Confirming Chapter 11 Plan of Reorganization
         dated October 30, 1997 (incorporated by reference to Exhibit 2.3 to the
         Company's current report on Form 8-K dated February 5, 1998).
 2.4     Letter Agreement, dated March 24, 2000, between the Official Committee of Unsecured Creditors and the Company, confirming modification of the treatment of Class 7 Unsecured Creditors under the Company's confirmed
         Chapter 11 Plan of Reorganization (incorporated by reference to Exhibit
         99.1 to the Company's current report on Form 8-K dated June 15, 2000).
 2.5     Certificate of Ownership and Merger dated November 20, 1997
         (incorporated byreference to the Exhibit 3.1(d) to the Company's current report on Form 8-K dated February 5, 1998).
 2.6	    Certificate of Ownership and Merger and change of name dated April 30,
         1999 (incorporated by reference to Exhibit 2.5 of the Company's annual report on Form 10-KSB dated October 13, 2000).
 2.7	    Certificate of Correction dated February 18, 2000 to the Certificate oF
         Ownership and Merger dated April 30, 1999 (incorporated by reference to
         Exhibit 2.6 of the Company's annual report on Form 10-KSB dated October
         13, 2000).
 3.1	    Restated Certificate of Incorporation of DataWorld Solutions, Inc.,
         f/k/a Vertex Computer Cable & Products, Inc., f/k/a VTX Electronics
         Corp., filed on May 24, 2000 (incorporated by reference to Exhibit 3.1 to the Company's annual report on Form 10-KSB dated October 13, 2000).
 3.2	    By-Laws of the Company.  (incorporated by reference to Exhibit 3(b) to
         Form S-18 Registration Statement No. 33-7693-NY).
 3.3	    Certificate of Designation, Preferences and Rights of Senior Cumulative
         Convertible Preferred Stock of Vertex Computer Cable & Products, Inc.,
         dated December 17, 1998 (incorporated by reference to Exhibit 1.2 to the Company's current report on Form 8-K/A dated January 7, 1999).
 3.4	    Certificate of Designation of Series B 8% Convertible Preferred Stock
         of DataWorld Solutions, Inc., dated May 26, 2000 (incorporated by reference to Exhibit 4.5 to the Company's annual report on Form 10-KSB dated October 13, 2000).

                                       II-4

 4.1* Common Stock Purchase Warrant to purchase the Common Stock of DataWorld Solutions, Inc., dated May 18, 2000, and issued to John Morin.

 4.2* Common Stock Purchase Warrant to purchase the Common Stock of DataWorld Solutions, Inc., dated September 28, 2000, and issued to James Kotsopolous.

 4.3* DataWorld Solutions, Inc. Warrant to purchase the Common Stock of DataWorld Solutions, Inc. dated May 31, 2000, and issued, to Delano Group Securities, LLC.

 4.9*    Stock Option Agreement, Abraham Mendez.

 4.10*   Stock Option Agreement, Nicholas T. Hutzel.

 4.11* Convertible Debenture Agreement, dated November 16, 1999, between the Company and James Kotsopoulos.

 5.1* Opinion of Winthrop, Stimson, Putnam & Roberts regarding the legality of the securities being registered.

10.1	    Asset Purchase Agreement, dated May 7, 1997, by and between TW Cable,
         LLC and Vertex Technologies, Inc. (incorporated by reference to
         Exhibit. 10.17 to the Company's annual report on Form 10-K dated February 17, 1999).

10.2	    Securities Purchase Agreement, dated as of May 26, 2000, by and between
         DataWorld Solutions, Inc and the Augustine Fund, L.P. (incorporated by reference to Exhibit 4.4 to the Company's annual report on Form 10-KSB dated October 13, 2000).

10.3* Purchase and Sale of Assets Agreement, dated October 20, 1998, by and between Vertex Computer Cable & Products, Inc. and Custom Cable Solutions, Inc.

10.4	    Securities Purchase Agreement, dated January 10, 1997, by and among TW
         Cable, LLC and Owners of Secured Subordinated Debentures (incorporated by reference to Exhibit 10.16 to the Company's annual report on Form
         10K dated February 17, 1999).

10.5	    Agreement by and among Vertex Computer Cable & Products, Inc, Daniel
         McPhee/Christopher Francis, TW Cable, LLC, Edward Goodstein and DataWorld Solutions, Inc. (incorporated by reference to Exhibit 1.1 to the Company's current report on Form 8-K dated December 18, 1998).

10.6* Financing Agreement, dated July 10, 1998, between the Company and Rosenthal& Rosenthal, Inc.

10.7* Promissory Note, dated December 17, 1998, between the Company and Edward Goodstein for $200,000.

10.8* Authorized Cable Assembler Supply Agreement, effective February 7, 2000, by and between the Company and Minnesota Mining and Manufacturing Company.

                                      II-5

10.9* Distribution Agreement, dated February 10, 1999, by and between the Company and ITT Cannon International, Inc.

10.11* Agreement, dated January 25, 2000, by and between the Company and E-Start Limited, Inc.

10.12* Agreement, dated April 18, 2000, by and between the Company and Delano Group Securities, LLC.

10.13* Agreement, dated March 1, 2000, by and between the Company and Crossroad Ventures, Inc.

10.14* Lease, dated August 27, 1998, between 50th Avenue Associates and the Company

10.15* Lease, dated June 2, 1997, between Northwestern Mutual Life Insurance Company, d/b/a Commerce Park, and the Company.

10.16*   Lease, dated February 10, 1999, between MCS Realty Co. and the Company

23.1	    Consent of Grant Thornton LLP

23.2*    Consent of Winthrop, Stimson, Putnam & Roberts (see Exhibit 5.1)

24.1	    Power of Attorney (included in the signature page hereof).

__________
* To be filed by amendment.






                                   II-6


Item 28.	Undertakings.

The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section
230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment of the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Company hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant


                                  II-7

to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.





                                  II-8


SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the County of Suffolk, State of New York, on November 30, 2000.


                                             DATAWORLD SOLUTIONS, INC.



                                             By:	 /s/ Daniel McPhee
                                                 -----------------------
                                             Name:	 Daniel McPhee
                                             Title:	Chief Executive Officer and
                                                    President


                                     II-9


POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Daniel McPhee with full power to act as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of his substitutes, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, and each of his substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                      Title                          Date
----------	                   -------                       --------

/s/ Daniel McPhee
-----------------     Chairman of the Board,            November 30, 2000
Daniel McPhee         President, Chief Executive
                      Officer (Principal Executive
                      Officer) and Director

/s/ Christipher Francis
-----------------     Chief Operating Officer           November 30, 2000
Christopher Francis   and Director

/s/ Edward Goodstein
-----------------     Director                          November 30, 2000
Edward Goodstein

/s/ Nicholas Hutzel
-----------------     Vice President, Controller        November 30, 2000
Nicholas  Hutzel      and Secretary (Principal
                      Financial and Accounting
                      Officer)






                                   II-10